Exhibit 10.26

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

dated as of May 31, 2005 among

PARALLELE BIOSCIENCE, INC.,

AFFYMETRIX, INC.

PINECONE ACQUISITION, INC.

and

JONATHAN MACQUITTY, as Shareholders’ Representative

Section 6.08.	Capitalization Information	49
Section 6.09.	Supplemental Options	49
Section 6.10.	Certain Procedures	49

	ARTICLE 7
	COVENANTS OF PARENT

Section 7.01.	Obligations of Merger Subsidiary	49
Section 7.02.	Benefits; Prior Service	49
Section 7.03.	Indemnification	50
Section 7.04.	Listing Notifications	51
Section 7.05.	Form S-8	51

	ARTICLE 8
	COVENANTS OF PARENT AND THE COMPANY

Section 8.01.	Commercially Reasonable Efforts	51
Section 8.02.	Certain Filings	52
Section 8.03.	Public Announcements	52
Section 8.04.	Further Assurances	52
Section 8.05.	Notification of Certain Matters	52
Section 8.06.	Registered Offering	53
Section 8.07.	Confidentiality	54
Section 8.08.	Tax-Free Reorganization	54
Section 8.09.	Affiliates	54

	ARTICLE 9
	CONDITIONS TO THE MERGER

Section 9.01.	Conditions to Obligations of Each Party	54
Section 9.02.	Conditions to the Obligations of Parent and Merger Subsidiary	55
Section 9.03.	Conditions to Obligations of the Company	57

	ARTICLE 10
	SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION

Section 10.01.	Survival of Representation and Warranties	58
Section 10.02.	Indemnification	58
Section 10.03.	Shareholders’ Representative	61

	ARTICLE 11
	TERMINATION

Section 11.01.	Termination	63
Section 11.02.	Effect of Termination	65

	ARTICLE 12
	MISCELLANEOUS

	iii

iv

INDEX TO EXHIBITS

Exhibit A	Form of Voting and Lockup Agreement
Exhibit B	Forms of Non-Competition and Non-Solicitation Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Affiliate Agreement

INDEX TO ANNEXES

Annex A	List of Persons executing Voting and Lockup Agreements
Annex B	List of Persons executing Non-Competition and Non-Solicitation
Agreements
Annex C	Amended and Restated Articles of Incorporation of the Surviving
Corporation

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) dated as of May 31, 2005, among ParAllele Bioscience, Inc., a California corporation (the “Company”), Affymetrix, Inc., a Delaware corporation (“Parent”), Pinecone Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”) and Jonathan MacQuitty, as shareholders’ representative (“Shareholders’ Representative”).

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with California Law, Parent and the Company will enter into a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company (the “Merger”).

     WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its shareholders and has approved and adopted this Agreement and the transactions contemplated by this Agreement and (ii) has recommended the approval and adoption of this Agreement by the shareholders of the Company.

     WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive consideration as set forth in Article 2 hereof.

     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, each Person listed on Annex A hereto shall enter into a Voting and Lockup Agreement in the form attached hereto as Exhibit A (a “Voting and Lockup Agreement”) and each of the individuals listed on Annex B hereto shall enter into a Non-Competition and Non-Solicitation Agreement in the form attached hereto with respect to such individual as Exhibit B (a “Non-Competition and Non-Solicitation Agreement”).

     WHEREAS, Parent and the Company intend that, unless the Merger is an All-Cash Transaction (as defined herein), the transactions contemplated by this Agreement shall constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     WHEREAS, the Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Subsidiary and the Company hereby agree as follows:

ARTICLE 1
DEFINITIONS

     Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal by a Third Party relating to, or any indication of interest by a Third Party in, (i) any acquisition or purchase, direct or indirect, of any amount in excess of 25% of the assets of the Company or any amount in excess of 25% of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning any amount in excess of 25% of any class of equity or voting securities of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

     “Additional Cash Expenses” shall mean the aggregate cash costs designated as such and associated with the actions specified in Schedule 6.01, including any such costs that are accrued but unpaid as of the Closing Date.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

     “All-Cash Transaction” shall mean, as used in reference to the Merger, any situation in which the Final Merger Consideration consists exclusively of cash pursuant to Section 2.03(a) or Section 2.03(d) .

     “As-Converted” means, with respect to the Company Common Stock, all outstanding shares and all shares issuable in respect of Company Convertible Securities (including shares issuable as a result of multiple or successive conversions of Company Convertible Securities), without adjustment for any amounts that may be payable in connection with the conversion of Company Convertible Securities, and including, without limitation, any Company Convertible Securities that are subject to vesting and that are not vested as of the date of such determination.

     “Average Pre-Closing Parent Stock Price” means the average (rounded to the nearest 1/10,000) of the closing prices per share of Parent Common Stock on the NASDAQ National Market, as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing), for the 30 calendar days immediately preceding (but not including) the Closing Date, disregarding for purposes of such calculation any days within such 30-day period that were not trading days on the NASDAQ National Market.

     “Average Pre-Signing Parent Stock Price” means $49.5510.

     “Base Working Capital” means ($4,335,000).

     “Business Day” means a day other than Saturday, Sunday or any day on which commercial banks in San Francisco, California are authorized or required by law to close.

     “California Law” means the California Corporations Code.

     “Cash Exchange Ratio” means the number (rounded to the nearest 1/10,000) determined by dividing (i) the amount of cash included in the Final Merger Consideration, if any, by (ii) the Company Stock Number.

     “Closing Balance Sheet” shall mean the balance sheet of the Company as of the close of business on the day before the Closing Date.

     “Closing Date” means the date of the Closing.

     “Closing Working Capital” means Working Capital as of the Closing Date.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company Balance Sheet” means the balance sheet of the Company as of March 31, 2005 and the footnotes thereto.

     “Company Balance Sheet Date” means March 31, 2005.

     “Company Common Stock” means the shares of Common Stock, par value $0.001 per share, of the Company.

     “Company Convertible Securities” means (i) the Company Preferred Stock, (ii) any options, warrants, stock appreciation rights, convertible promissory notes or other securities convertible into, or exercisable or exchangeable for Company Common Stock and/or Company Preferred Stock and (iii) any other conversion or exchange right or other right or agreement to purchase, redeem, repurchase or otherwise acquire any equity or equity-linked security of the Company; provided, that Company Convertible Securities shall not include the Supplemental Options.

     “Company Employee Stock Option” means each Company Stock Option held by an individual who is an employee of the Company as of the date of this Agreement.

     “Company Preferred Stock” means the Company Series A Preferred stock and the Company Series B Preferred stock.

     “Company Series A Preferred Stock” means the shares of Series A Preferred stock, par value $0.001 per share, of the Company.

     “Company Series B Preferred Stock” means the share of Series B Preferred stock, par value $0.001 per share, of the Company.

     “Company Stock” means the Company Common Stock and the Company Preferred Stock.

     “Company Stock Number” means, with respect to the Company as of the Closing Date, the number obtained by dividing the Adjusted Merger Consideration by the Participation Value.

     “Company Stock Option” means each unexpired and unexercised option in respect of Company Common Stock granted under the Company Stock Option Plan other than any Supplemental Option.

     “Company Stock Option Plan” means the ParAllele BioScience Inc. 2001 Stock Option Plan, as amended.

     “Company Warrant” means each unexpired and unexercised outstanding warrant to purchase Company Stock.

     “Converted Note Principal Amount” means the principal amount of any Notes that are converted into shares of Company Stock after the date of this Agreement.

     “Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to the environment or to the use, treatment, storage, release, emission, disposal or recycling of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials (including, without limitation, the effects on human health caused by such activities of the Company).

     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company as currently conducted.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     “Escrow Amount” means the sum of the Indemnification Escrow Amount and, in the event of a disagreement between Parent and the Company with respect to Closing Working Capital pursuant to Section 2.02(c), any Disputed Amount.

     “Escrow Holdback” means, with respect to a holder of Company Stock, such holder’s proportionate share of the Escrow Amount based on the relative portion of the Final Merger Consideration allocable to such holder pursuant to Section 2.05.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     “Indemnification Escrow Amount” means 9.36% of the Final Merger Consideration.

     “Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) rights of publicity, (iv) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (v) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (vi) mask works, (vii) computer software (including source code, object code, firmware, operating systems and specifications), (viii) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and knowhow (including manufacturing and production processes and techniques and research and development information), (ix) industrial designs (whether or not registered), (x) databases and data collections, (xi) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (xii) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xiii) all rights in all of the foregoing provided by treaties, conventions and common law and (xiv) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

     “Knowledge” of the Company means the knowledge of Nicholas Naclerio, Thomas Willis, Robert Smith, Elizabeth Krodel, Stephen Macevicz, Karen Kirk and George Karlin-Neuman, in each case after reasonable inquiry. “Knowledge” of any Person other than the Company that is not an individual means the knowledge of each of such Person’s officers after reasonable inquiry.

     “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or for which the Company has obtained a covenant not to be sued.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     “Material Adverse Effect” means, with respect to any Person, any change or effect that is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), business (including the continued operation thereof in accordance with past practice), assets or results of operations of such Person and its Subsidiaries, taken as a whole, provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, a Material Adverse Effect: (i) any changes resulting from or arising out of general economic conditions in the United States or any other jurisdictions in which such Person or any of its Subsidiaries conducts business (including any changes arising out of acts of terrorism, weather conditions or other force majeure events) that do not disproportionately affect such Person and its Subsidiaries, taken as a whole, in any material respect, (ii) any changes resulting from or arising out of conditions in the industries in which such Person or any of its Subsidiaries conducts business (including any changes arising out of acts of terrorism, weather conditions or other force majeure events) that do not disproportionately affect such Person and its Subsidiaries, taken as a whole, in any material respect, (iii) any changes resulting from or arising out of the announcement or pendency of this Agreement and the transactions contemplated hereby or (iv) any changes resulting from or arising out of actions taken pursuant to this Agreement or at the request of another party to this Agreement, or the failure to take any actions due to restrictions set forth in this Agreement.

     “1933 Act” means the Securities Act of 1933, as amended.

     “1934 Act” means the Securities Exchange Act of 1934, as amended.

     “officer” of any Person means any executive officer of such Person.

     “Option Exchange Ratio” means the number (rounded to the nearest 1/10,000) determined by dividing (i) the quotient obtained by dividing the Adjusted Merger Consideration by the Average Pre-Closing Parent Stock Price by (ii) the Company Stock Number.

     “Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Company.

     “Parent Common Stock” means shares of common stock, par value $0.01 per share, of Parent.

     “Participation Value” means, with respect to the Company as of the Closing Date, the Subsequent Participation Value obtained by the following sequence of calculations: (i) dividing the Adjusted Merger Consideration by the number of shares of Company Common Stock outstanding as of the Closing Date, calculated on an As-Converted basis and including, without limitation, any Company Convertible Securities that are subject to vesting and that are not vested as of the date of such determination (such quotient, the “Preliminary Participation Value”); (ii) calculating the number of shares of Company Common Stock (the “In-the-Money Securities Number”) equal to the quotient obtained by (A) multiplying (x) the number of shares of Company Common

Stock subject to Company Stock Options that are in-the-money at the Preliminary Participation Value, including, without limitation, any shares of Company Common Stock subject to Company Stock Options that are subject to vesting and that are not vested as of the date of such determination by (y) the difference between the Preliminary Participation Value and the weighted average exercise price of the Company Stock Options included in clause (x) and dividing such product by (B) the Preliminary Participation Value; (iii) dividing the Adjusted Merger Consideration by the sum of (A) the number of shares of Company Common Stock and (B) the In-the-Money Securities Number (such quotient, the “Subsequent Participation Value”); (iv) recalculating the In-the-Money Securities Number using the Subsequent Participation Value obtained under clause (iii) in lieu of the Preliminary Participation Value and (v) repeating steps (iii) and (iv) successively until such time as a further iteration of the calculation of the Subsequent Participation Value would result in a change to such value of less than or equal to $0.001.

      “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

     “Registered Intellectual Property Rights” means all patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications and any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private or Governmental Authority.

     “SEC” means the Securities and Exchange Commission.

     “Stock Exchange Ratio” means the number (rounded to the nearest 1/10,000) determined by dividing (i) the number of shares of Parent Common Stock included in the Final Merger Consideration by (ii) the Company Stock Number.

     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for all or substantially all of the outstanding shares of Company Stock on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisor and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to the Company’s shareholders, considered as a group, than this Agreement and the transactions contemplated hereby.

     “Target Working Capital” means, with respect to the Company at the Closing Date, Base Working Capital plus the Converted Note Principal Amount and less (i) an amount equal to (A) $1,300,000 multiplied by (B) the sum of (x) the number of full months elapsed between the Company Balance Sheet Date and the Closing Date and (y) in the case of any partial month, the number of actual days elapsed since the end of the last full month included in the preceding clause divided by 30, (ii) an amount equal to (A) $333,333 multiplied by (B) the sum of (x) the number of full months elapsed between the date of this Agreement and the Closing Date and (y) in the case of any partial month, the number of actual days elapsed since the end of the last full month included in the preceding clause divided by 30, (iii) up to $1,350,000 actually paid in connection with the matter set forth on Schedule 1.01(a), (iv) the actual amount of Transaction Expenses (whether paid, accrued or reserved) up to a maximum of $1,500,000 and (v) the actual cost of any Tail D&O Policy up to a maximum of $50,000. As an example, if four months and fifteen days have elapsed between the Company Balance Sheet Date and the Closing Date, the amount deducted from Base Working Capital pursuant to clause (i) above would be $5,850,000.

     “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), and any liability for any of the foregoing as transferee, (ii) in the case of the Company, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

     “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

     “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability.

     “Third Party” means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

     “Transaction Expenses” means all fees, costs and expenses incurred by the Company’s legal counsel, auditors, investment bankers and financial advisors and other expenses incurred with respect to this Agreement and the transactions contemplated hereby at any time, including, without limitation, any fees, costs and expenses incurred in connection with (i) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement and (ii) the preparation and submission by the Company of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement.

     “Working Capital” means, with respect to the Company at a specified date, the excess of (i) current assets over (ii) the sum of (A) current liabilities and (B) long-term liabilities (excluding any amounts included in Additional Cash Expenses), in each case as shown on the balance sheet for the Company as of such date.

     Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjusted Merger Consideration	2.02
Agreement	Recitals
Certificates	2.06
Change of Recommendation	6.03
Closing	2.03
Company	Recitals
Company Acquisition	12.03
Company Disclosure Schedule	Article 4
Company Securities	4.05
Company Shareholder Meeting	6.02
Damages	10.02
Deductible	10.02
Disputed Amount	2.02
Effective Time	2.03
Employee Agreements	4.17
Employee Plans	4.15
End Date	11.01
Equipment	4.16

Term	Section
Escrow Account	2.12
Escrow Agent	2.12
Escrow Agreement	2.12
Escrow Fund	2.12
Exchange Agent	2.06
Expiration Date	10.01
Final Merger Consideration	2.03
Final Working Capital	2.02
GAAP	4.07
Governmental Authority	9.01
Indemnified Parties	7.03 (a)
Indemnifying Party	10.02
Independent Accountants	2.13
Independent Accountants’ Working Capital	2.13
Letter Agreement	6.03
Material Contract	4.11
Merger	Recitals
Merger Subsidiary	Recitals
Multiemployer Plan	4.15
Non-Competition, Non-Solicitation and Restricted	Recitals
Stock Agreement
Notes	9.02(k)
Parent	Recitals
Parent Indemnified Parties	10.02
Parent SEC Documents	5.05
Permits	4.20
Pre-Closing Date	11.01
Proxy Materials	6.02
Registered Intellectual Property Rights	4.18
Registration Statement	8.06
Return	4.14
Sarbanes-Oxley Act	5.05(e)
Schedule	Article 4
Shareholders’ Representative	Recitals
Shareholders’ Representative’s Expenses	10.03(c)
Supplemental Options	6.09
Surviving Corporation	2.03
Tail D&O Policy	7.03(b)
368 Reorganization	4.26
Unadjusted Merger Consideration	2.01
Voting and Lockup Agreement	Recitals
WARN Act	4.15

ARTICLE 2
MERGER CONSIDERATION; THE MERGER

     Section 2.01. Unadjusted Merger Consideration. The unadjusted aggregate consideration in respect of the Merger (the “Unadjusted Merger Consideration”) shall be $116,244,000 plus the Converted Note Principal Amount and shall be subject to adjustment as provided in Section 2.02.

     Section 2.02. Determination of Adjusted Merger Consideration. (a) No later than 7 days prior to the Closing Date, the Company will cause to be prepared and delivered to Parent a good faith estimate of the Closing Balance Sheet and a good faith estimate of Closing Working Capital. The Company’s estimate of Closing Working Capital shall (i) accurately reflect the Working Capital of the Company as of the Closing Date, (ii) be based upon balance sheet line items and accounts of the Company calculated in accordance with GAAP applied consistently with respect to the accounting policies, practices and procedures used in the preparation of the Company Balance Sheet and (iii) otherwise be prepared in accordance with this Agreement.

     (b) If Parent disagrees in good faith with any item within the Company’s estimate of Closing Working Capital delivered pursuant to Section 2.02(a), Parent may, within 3 days after delivery of the documents referred to in Section 2.02(a), deliver a notice to the Company setting forth, in reasonable detail and to the extent practicable, each item or amount so disputed by Parent, Parent’s calculation of such item or amount and Parent’s good faith estimate of Closing Working Capital. Upon delivery of any such notice, Parent shall be deemed to have agreed with all other items and amounts set forth in the estimate of Closing Working Capital delivered pursuant to Section 2.02(a) that are not specifically the subject of dispute in any notice delivered by Parent as provided above.

     (c) If Parent disagrees in good faith with the Company’s estimate of Closing Working Capital, Parent and the Company shall, during the time between the delivery of such estimate and the Closing Date, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Adjusted Merger Consideration. If, during such period, Parent and the Company are unable to reach such agreement, then the Adjusted Merger Consideration shall be determined based upon the Company’s good faith estimate of Closing Working Capital as provided in Section 2.02(d) and Section 2.02(e) and the Escrow Amount shall include the difference between Adjusted Merger Consideration as calculated based on the Company’s estimate of Closing Working Capital and Adjusted Merger Consideration as calculated based on Parent’s estimate of Closing Working Capital (the “Disputed Amount”); provided, however, that in no event shall the Disputed Amount exceed $5,000,000.

     (d) Following the delivery of the Company’s estimate of Closing Working Capital delivered pursuant to Section 2.02(a), “Final Working Capital” shall mean (i) Closing Working Capital as shown in the Company’s calculation delivered pursuant to Section 2.02(a), if no notice of dispute with respect thereto is duly delivered pursuant to Section 2.02(b) or (ii) if a notice of dispute is duly delivered pursuant to and in accordance with Section 2.02(b), the amount agreed as between Parent and the Company pursuant to Section 2.02(c), if so agreed, or in the absence of such agreement, the Company’s good faith estimate of Closing Working Capital.

     (e) Following the determination of Final Working Capital, the “Adjusted Merger Consideration” shall be calculated as the Unadjusted Merger Consideration (i) less the amount by which Target Working Capital exceeds Final Working Capital, if Target Working Capital is greater than Final Working Capital (it being understood and agreed that if Target Working Capital is less than Final Working Capital there shall be no corresponding adjustment to the Unadjusted Merger Consideration) and (ii) less any Additional Cash Expenses.

     Section 2.03. Final Merger Consideration; Form Thereof. The consideration to be received by holders of Company Stock pursuant to this Agreement (the “Final Merger Consideration”) shall be determined as follows:

     (a) If the Average Pre-Closing Parent Stock Price is greater than the Average Pre-Signing Parent Stock Price multiplied by 1.3, then the Company may elect for the Final Merger Consideration to consist of an amount of cash equal to the Adjusted Merger Consideration. In order to so elect, the Company must provide Parent with written notice of its election pursuant to this Section 2.03(a) no later than five Business Days prior to the Closing Date. In the event that the Company does not so elect as provided in the preceding sentence, then Final Merger Consideration shall consist of the number of shares of Parent Common Stock determined by dividing (i) the Adjusted Merger Consideration by (ii) the Average Pre-Closing Parent Stock Price.

     (b) If the Average Pre-Closing Parent Stock Price is greater than or equal to the Average Pre-Signing Parent Stock Price but less than or equal to the Average Pre-Signing Parent Stock Price multiplied by 1.3, then the Final Merger Consideration shall consist of the number of shares of Parent Common Stock determined by dividing (i) the Adjusted Merger Consideration by (ii) the Average Pre-Closing Parent Stock Price.

     (c) If the Average Pre-Closing Parent Stock Price is less than the Average Pre-Signing Parent Stock Price but greater than or equal to the Average Pre-Signing Parent Stock Price multiplied by 0.7, then the Final Merger Consideration shall consist of:

     (i) An amount of cash equal to the lesser of:

     (A) The amount determined by multiplying (x) the Adjusted Merger Consideration by (y) one minus the amount determined by dividing the Average Pre-Closing Parent Stock Price by the Average Pre-Signing Parent Stock Price; and

     (B) The maximum amount of cash that (1) in the reasonable judgment of Parent’s counsel, will allow Parent’s counsel to render the tax opinion referred to in Section 9.02(f) and (2) in the reasonable judgment of the Company’s counsel, will allow the Company’s counsel to render the tax opinion referred to in Section 9.03(c); and

     (ii) The number of shares of Parent Common Stock determined by dividing (A) the Adjusted Merger Consideration less the amount of cash determined pursuant to Section 2.03(c)(i) above by (B) the Average Pre-Closing Parent Stock Price.

     (d) If the Average Pre-Closing Parent Stock Price is less than the Average Pre-Signing Parent Stock Price multiplied by 0.7, then the Final Merger Consideration shall consist of an amount of cash equal to the Adjusted Merger Consideration.

     In each case in which the Final Merger Consideration includes shares of Parent Common Stock, the Final Merger Consideration shall include any cash delivered in lieu of fractional shares of Parent Common Stock pursuant to Section 2.10.

     Section 2.04. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with California Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file an agreement of merger in customary form with the Secretary of State of the State of California and make all other filings or recordings required by California Law in connection with the Merger. Immediately prior to the filing of the agreement of merger, a closing (the “Closing”) will be held at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California 94025 (or such other place as the parties may agree). The Merger shall become effective at such time (the “Effective Time”) as the agreement of merger is duly filed with the Secretary of State of the State of California or at such later time as is specified in the agreement of merger.

     (c) From and after the Effective Time, the Merger shall have the effect set forth under California Law, and without limiting the foregoing, from and after the Merger, the Surviving Corporation shall succeed without transfer to all rights and properties of the Company and Merger Subsidiary, and shall be subject to the debts and liabilities of the Company and Merger Subsidiary as if the Surviving Corporation had incurred such debts and liabilities, all as provided under California Law.

     Section 2.05. Conversion of Shares. At the Effective Time:

     (a) except as otherwise provided in Section 2.05(b), each share of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time (which shares of Company Preferred Stock shall be deemed to have converted into Company Common Stock pursuant to Article IV.3(c) of the Company’s articles of incorporation) shall be converted into the right to receive (i) the number of shares of Parent Stock, if any, equal to the Stock Exchange Ratio and (ii) an amount of cash, if any, equal to the Cash Exchange Ratio;

     (b) each share of Company Stock held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

     (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     (d) if any shares of Company Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then, at Parent’s option and in Parent’s sole discretion, the Final Merger Consideration in respect of such shares shall either be (i) paid to the holder thereof, in the manner provided in Section 2.06, without restriction or (ii) paid to the holder thereof over time upon satisfaction of the vesting requirements associated with the applicable restricted stock schedule.

     Notwithstanding the foregoing, the parties acknowledge and agree that the Escrow Amount shall be deducted from the Final Merger Consideration payable to holders of Company Stock pursuant to this Article 2, and shall only be payable (x) upon release from the Escrow Account in accordance with this Agreement and the Escrow Agreement and (y) to the extent not reduced by indemnification payments pursuant to Article 10.

     Section 2.06. Surrender and Payment. (a) Parent will appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates representing the shares of Company Stock (the “Certificates”) for the Final Merger Consideration payable in respect of the shares of Company Stock evidenced by each such Certificate (less the Escrow Holdback). Immediately following the Effective Time, Parent will make available the Final Merger Consideration (less the Escrow Amount) to be paid in respect of the Certificates.

     (b) Each holder of outstanding Company Stock that has been converted into the right to receive the Final Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificate to the Exchange Agent), the Final Merger Consideration less the Escrow Holdback issuable and/or payable for each share of Company Stock represented by such Certificate. Until so surrendered, from and after the Effective Time each such Certificate shall represent for all purposes only the right to receive such Final Merger Consideration.

     (c) If any portion of the Final Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Final Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Final Merger Consideration made available to the Exchange Agent pursuant to Section 2.06(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Stock ninety (90) Business Days after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Final Merger Consideration issuable and/or payable in respect of such shares of Company Stock (less the Escrow Holdback applicable thereto) in accordance with this Section 2.06 prior to that time shall thereafter look only to Parent for payment of the Final Merger Consideration issuable and/or payable in respect of such shares of Company Stock without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Immediately prior to such time when amounts remaining unclaimed by holders of shares of Company Stock would otherwise escheat to or become property of any governmental authority, such unclaimed amounts shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Persons previously entitled thereto.

     (f) Any portion of the Final Merger Consideration made available to the Exchange Agent pursuant to Section 2.06(a) to pay for shares of Company Stock for which appraisal rights have been perfected shall be returned to Parent, upon demand.

     Section 2.07. Dissenting Shares. Notwithstanding Section 2.05, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with California Law shall not be converted into a right to receive the Final Merger Consideration issuable and/or payable in respect of such shares of Company Stock, but the holder thereof shall be entitled only to such rights as are provided by California Law, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Final Merger Consideration issuable and/or payable in respect of such shares of Company Stock less the Escrow Holdback applicable thereto. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

     Section 2.08. Stock Options. (a) All Company Employee Stock Options and Supplemental Options shall, at the Effective Time and by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent. Each Company Employee Stock Option and Supplemental Option so assumed by Parent under this Agreement shall continue to have, and be subject to, substantially similar terms and conditions to those set forth in the Company Stock Option Plan or as provided in the respective option agreement immediately prior to the Effective Time (including the vesting schedule), except that (i) each Company Employee Stock Option and Supplemental Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock that were issuable upon exercise of such Company Employee Stock Option or Supplemental Option immediately prior to the Effective Time multiplied by (B) the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Employee Stock Option or Supplemental Option will be equal to the quotient determined by dividing (A) the exercise price per share of Company Common Stock at which such Company Employee Stock Option or Supplemental Option was exercisable immediately prior to the Effective Time by (B) the Option Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties hereto that the Company Employee Stock Options and Supplemental Options assumed by Parent following the Effective Time pursuant to this Section will, to the extent permitted by applicable law, qualify as incentive stock options as defined in Section 422 of the Code, to the extent any such Company Employee Stock Options or Supplemental Options qualified as incentive stock options immediately prior to the Effective Time.

     (b) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Company Employee Stock Option or Supplemental Option an appropriate notice setting forth such holder’s rights pursuant thereto. Prior to the Closing, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of assumed Company Employee Stock Options and Supplemental Options pursuant to the terms set forth in this Section.

     (c) At the Effective Time, all Company Stock Options that are not Company Employee Stock Options shall accelerate in accordance with their terms and, to the extent not exercised, terminate in accordance with their terms. The Company shall provide notice to holders of such Company Stock Options in accordance with the terms of the Company Stock Option Plan.

     Section 2.09. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Stock or Parent Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Stock or Parent Common Stock, or stock dividend thereon with a record date during such period, the Final Merger Consideration, the Escrow Holdback, and any other amounts payable pursuant to this Agreement shall, to the extent necessary, be appropriately adjusted.

     Section 2.10. Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the Average Pre-Closing Parent Stock Price by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

     Section 2.11. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     Section 2.12. Escrow. At the Effective Time, Parent shall withhold from the Final Merger Consideration otherwise issuable and/or payable in connection with the Merger an aggregate number of shares of Parent Common Stock and/or an aggregate amount of cash equal to the Escrow Amount, in the same relative proportions as the proportions of Parent Common Stock and cash that comprise the Final Merger Consideration. Prior to or simultaneously with the Effective Time, the Shareholders’ Representative and Parent shall enter into an escrow agreement (the “Escrow Agreement”) with an escrow agent selected by Parent and reasonably acceptable to the Shareholders’ Representative (the “Escrow Agent”) in the form of Exhibit C hereto. Pursuant to the terms of the Escrow Agreement, at the Effective Time Parent shall deposit the Escrow Amount into an escrow account, which account is to be managed by the Escrow Agent (the “Escrow Account”). Distributions of any shares of Parent Common Stock and/or cash from the Escrow Account shall be governed by the terms and conditions of this Agreement and the Escrow Agreement (the shares of Parent Common Stock and cash, if any, in the Escrow Account being referred to as the “Escrow Fund”). The Escrow Amount shall be withheld from, and allocated to, each holder of Company Stock based on such holder’s Escrow Holdback. All distributions from the Escrow Fund shall be made in shares of Parent Common Stock and/or cash in the same relative proportions as originally included in the Escrow Amount.

     Section 2.13. Resolution of Disputed Amount. (a) In the event that any Disputed Amount is included in the Escrow Amount, Parent and the Shareholders’ Representative shall, during the 15 days following the Closing Date, use commercially reasonable efforts to reach agreement on the disputed items or amounts. If Parent and the Shareholders’ Representative are unable to reach agreement during such period, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Parent and the Shareholders’ Representative (who shall not have any material relationship with Parent, the Company, the Shareholders’ Representative or any of their respective Affiliates) (the “Independent Accountants”), promptly to review the disputed items or amounts for the purpose of calculating Closing Working Capital (the “Independent Accountants’ Working Capital”). In calculating Independent Accountant’ Working Capital, such Independent Accountants shall consider only those items or amounts in the calculation of Closing Working Capital as to which Parent has disagreed pursuant to and in accordance with Section 2.02(b) . Such Independent Accountants shall deliver to Parent and the Shareholders’ Representative, as promptly as practicable (and in any event within 30 days following receipt of all information requested from the Company to calculate Closing Working Capital), a report that explains any discrepancies between such Independent Accountants’ Working Capital and Final Working Capital and sets forth the Independent Accountants’ calculation of Independent Accountants’ Working Capital. Such report and the calculations set forth therein shall be final and binding upon Parent, the Shareholders’ Representative and their respective Affiliates and shall not be subject to challenge by any of the foregoing in a court of law or otherwise. The cost of such review and report shall be paid from the Escrow Fund if Independent Accountants’ Working Capital is closer to Parent’s calculation of Closing Working Capital than the Company’s estimate of Closing Working Capital.

     (b) As promptly as practicable following the delivery of the Independent Accountants’ report specified above, each of Parent and the Shareholders’ Representative shall direct the Escrow Agent to make distributions from the Escrow Fund, and the Escrow Agent shall make such distributions, as follows:

     (i) If Independent Accountants’ Working Capital is less than Final Working Capital, then the Escrow Agent shall distribute from the Escrow Fund (A) to Parent, an amount equal to (1) the amount of the difference between the Adjusted Merger Consideration as actually determined pursuant to Section 2.02(e) above and the Adjusted Merger Consideration that would have resulted had such amount been calculated using Independent Accountants’ Working Capital in lieu of Final Working Capital plus (2) the cost of the Independent Accountants’ review and report pursuant to Section 2.13(a) and (B) to the former shareholders of the Company (in proportion to each such shareholder’s Escrow Holdback), the balance, if any, of the Disputed Amount that remains in the Escrow Fund following the distributions specified in clause (A) of this Section 2.13(b)(i); and

     (ii) (A) If Independent Accountants’ Working Capital is greater than or equal to Final Working Capital, then the Escrow Agent shall distribute the Disputed Amount from the Escrow Fund to the former shareholders of the

Company (in proportion to each such shareholder’s Escrow Holdback) and (B) in the event that Independent Accountants’ Working Capital is greater than Final Working Capital, Parent shall issue and/or pay to the former shareholders of the Company (in proportion to each such shareholder’s Escrow Holdback), the number of shares of Parent Common Stock and/or cash not already included in the Disputed Amount that would have been issued and/or paid to such former shareholders if the Independent Accountants’ Working Capital had been the Final Working Capital at the Closing; provided, however, that in no event shall the amounts distributed to the former shareholders of the Company pursuant to this Section 2.13(b)(ii), when aggregated with the Final Merger Consideration, exceed the Unadjusted Merger Consideration.

For purposes of calculating the number of shares of Parent Common Stock to be included in a distribution of a given amount pursuant to this Section 2.13(b), Parent Common Stock shall be ascribed the same value given to it in connection with the calculation of Final Merger Consideration.

     Section 2.14. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the entry by such Person into an indemnification agreement in form satisfactory to Parent, or the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Final Merger Consideration issuable and/or payable in respect of the shares of Company Stock evidenced by such Certificate (less the Escrow Holdback applicable thereto), as contemplated by this Article 2.

ARTICLE 3
THE SURVIVING CORPORATION

     Section 3.01. Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law, provided that, at the Effective Time, such articles of incorporation shall be amended as set forth in Annex C.

     Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent that each of the statements contained in this Article 4 are true and complete, except as otherwise provided herein and except as specifically disclosed in the schedules attached hereto (each, a “Schedule” and together, the “Company Disclosure Schedule”). Each exception and other information set forth in the Company Disclosure Schedule shall be identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and shall relate only to such section or subsection, except to the extent that (a) one portion of the Company Disclosure Schedule specifically refers to another portion thereof by specific cross reference or (b) it is readily apparent from the text of the disclosure in the Company Disclosure Schedule that an item disclosed in one section or subsection of the Company Disclosure Schedule is omitted from another section or subsection where such disclosure would be appropriate, in which case such item shall be deemed to have been disclosed in the section or subsection of the Company Disclosure Schedule from which such item is omitted.

     Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is qualified to do business in the State of California. There are no jurisdictions in which the Company is required to be qualified to do business as a foreign corporation, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in full force and effect. The Company is not in violation of any of the provisions of its articles of incorporation or bylaws.

     Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the Escrow Agreement and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company, other than approval and adoption of this Agreement and the Merger by the Company’s shareholders. The only votes of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger are (i) the affirmative vote of at least 50% of the outstanding shares of the Company Series A Preferred Stock and the Company Series B Preferred Stock, voting together as a single class on an As-Converted basis, (ii) the affirmative vote of at least 50% of the outstanding shares of the Company Preferred Stock and (iii) the affirmative vote of at least 50% of the outstanding shares of the Company Common Stock. This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of the

Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

     (b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement is advisable, and that this Agreement and the Merger are fair to and in the best interests of the shareholders of the Company, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, and (iii) unanimously resolved to recommend approval and adoption of this Agreement by the shareholders of the Company.

     Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Escrow Agreement and the consummation by the Company of the transactions contemplated hereby and thereby require no action on the part of the Company by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (a) the filing of the agreement of merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (b) compliance with any applicable requirements of the 1933 Act, and any other applicable securities laws, whether state or foreign, (c) such filings as may be required under the HSR Act and (d) any actions or filings the absence of which would not be reasonably expected to be, individually or in the aggregate, material to the Company or to materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

     Section 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for such contraventions, conflicts, violations or breaches as would not reasonably be expected to be, individually or in the aggregate, material to the Company or to materially impair the ability of the Company to consummate the actions contemplated by this Agreement, (iii) require any material consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company or any license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of the Company, except for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company, except for such Liens referred to in clause (iv) as would not be reasonably expected to be, individually or in the aggregate, material to the Company or to materially impair the ability of the Company to consummate the actions contemplated by this Agreement.

     Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 67,858,333 shares, including 50,000,000 shares of Company Common Stock, 7,858,333 shares of Company Series A Preferred Stock and 10,000,000 shares of Company Series B Preferred Stock. The Company has no other capital stock authorized, issued or outstanding. The Company Stock is, as of the close of business on May 27, 2005, held by the Persons and in the amounts set forth in Schedule 4.05(a), with the latest known addresses of such Persons indicated thereon. All outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the articles of incorporation or bylaws of the Company or any agreement to which the Company is a party or by which it is bound, and all outstanding shares of Company Stock and Company Convertible Securities have been issued in compliance in all material respects with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of the Company Stock. The Company has heretofore delivered to Parent true and complete copies of each Company Warrant and any and all agreements to grant a warrant to purchase Company Stock.

     (b) The Company has reserved 5,013,333 shares of Company Common Stock for issuance to employees, directors and consultants pursuant to the Company Stock Option Plan, of which 2,571,721 shares are outstanding pursuant to option exercises through May 27, 2005, 2,039,602 shares are subject to outstanding unexercised options as of May 27, 2005 and 402,009 shares remain available for future grant as of the date hereof. Schedule 4.05(b) sets forth each Company Stock Option outstanding, the name of the optionholder, whether the optionholder is an employee of the Company, the address of record for such optionholder, the grant date and number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to date and whether and to what extent the exercisability of such option will be accelerated as a result of the transactions contemplated by this Agreement (indicating the circumstances that may cause such acceleration), the date on which such option expires and whether and to what extent such option qualifies as an incentive stock option as defined in Section 422 of the Code. Schedule 4.05(b) further sets forth each Company Warrant outstanding, the name of the warrantholder, the address of record for such warrantholder, the grant date and number of shares of Company Stock subject to such warrant, the type of shares of Company Stock into which such warrant is convertible, the exercise price of such warrant, the vesting schedule for such warrant, including the extent vested to date and whether and to what extent the exercisability of such warrant will be accelerated as a result of the transactions contemplated by this Agreement (indicating the circumstances that may cause such acceleration) and the date on which such warrant expires. Schedule 4.05(b) of the Company Disclosure Schedule further sets forth each outstanding convertible promissory note of the Company, the name of the noteholder and the principal amount of each such note. The Company has heretofore delivered or made available to Parent true and complete copies of the Company Stock Option Plan and each Company Stock Option and Company Warrant and any and all agreements to grant a Company Stock Option or Company Warrant.

     (c) Schedule 4.05(c) sets forth as of the date hereof the name of the holder of any Company Common Stock subject to vesting, the number of shares of Company Common Stock subject to vesting and the vesting schedule for such Company Common Stock, including the extent vested to date and whether and to what extent the vesting of such shares of Company Common Stock will be accelerated as a result of the transactions contemplated by this Agreement, with or without the occurrence of any other event (indicating the circumstances that may cause such acceleration). Except as set forth on Schedule 4.05(c), no outstanding Company Stock is subject to vesting or forfeiture or rights of repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, or other similar rights with respect to the Company or any of its securities.

     (d) There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any other matters involving any securities of the Company, other than the Voting and Lockup Agreements.

     (e) Except as set forth in this Section 4.05, there are no outstanding (i) shares of capital stock or voting securities of the Company or (ii) Company Convertible Securities (the items in clauses (i) and (ii) being referred to collectively as the “Company Securities”). There are no outstanding obligations, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Securities.

     (f) The updated version of Schedules 4.05(a), 4.05(b) and 4.05(c) required to be delivered by the Company to Parent pursuant to Section 6.08 shall, as of the Closing Date, fairly and accurately present the matters required to be presented therein.

     Section 4.06. Subsidiaries. The Company has no Subsidiaries.

     Section 4.07. Financial Statements. The audited balance sheet of the Company as of December 31, 2003 and related audited statements of income and cash flows of the Company for the year ended December 31, 2003, the unaudited balance sheet of the Company as of December 31, 2004 and related unaudited statements of income and cash flows of the Company for the year ended December 31, 2004, and the unaudited interim financial statements of the Company as of the three months ended March 31, 2005 (subject to normal reconciling adjustments) attached hereto in Schedule 4.07 fairly present in all material respects and, in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and their results of operations and cash flows for the periods then ended (subject only to normal year-end adjustments and an absence of footnotes in the case of any unaudited interim financial statements). The Company maintains a system of internal controls over financial reporting that is adequate to the business of the Company as currently conducted.

     Section 4.08. Absence of Certain Changes. Since the Company Balance Sheet Date (and, with respect to clause (a) below, solely through the date of this Agreement), the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence, development or state of circumstances or facts that has had, individually or in the aggregate, a Material Adverse Effect on the Company;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company;

     (c) with respect to any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company, any direct or indirect (i) reclassification, combination, split or subdivision or (ii) redemption, repurchase, purchase or other acquisition by the Company, except for repurchases by the Company of Company Common Stock made in connection with the termination of employment of Company employees;

     (d) any amendment of any material term of any outstanding security of the Company;

     (e) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money; or any issuance of any debt securities, other than new convertible notes issued upon the exercise of preemptive rights arising out of the issuance of the Notes and that have terms equivalent to those of the Notes;

     (f) any creation or other incurrence by the Company of any material Lien on any material asset;

     (g) any making of any loan, advance or capital contributions to or investment in any Person, except for reasonable advances to employees and consultants for travel and business expenses in the ordinary course of business consistent with past practices; provided, that purchases of inventory and raw materials by the Company in the ordinary course of business consistent with past practice shall not be deemed to be investments for purposes of this Section 4.08(g);

     (h) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (i) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case material to the Company, other than those contemplated by this Agreement or undertaken or entered into in the ordinary course of business consistent with past practice;

     (j) any change in any method of accounting or accounting principles or practice by the Company, except for any such change required by reason of a concurrent change in GAAP;

     (k) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company, (ii) increase in benefits payable to any director, officer or employee of the Company under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock, termination, severance or other benefit plan, agreement, trust, fund, policy or arrangement covering or for the benefit of any director, officer or employee of the Company or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company;

     (l) any hiring, employment, or entry into a contract or agreement with any new employees or independent contractors, except as contemplated by the hiring plan attached hereto in Schedule 4.08(l);

     (m) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

     (n) any material Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered; or

     (o) any material change in the terms of agreements between the Company and its customers or licensees, other than changes made in the ordinary course of business consistent with past practice;

     (p) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment, other than as set forth in Schedule 4.08(p) (which shall specify any capital expenditure of $100,000 or more that is planned or expected as of the date of this Agreement); or

     (q) agreement by the Company or any officer or employee thereof in his or her capacity as such to do any of the things described in the preceding clauses (a) through (p) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     Section 4.09. No Undisclosed Liabilities. There are no liabilities or obligations of the Company of any kind whatsoever that are both reasonably probable and material, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

     (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet, and

     (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that would not reasonably be expected to be, individually or in the aggregate, material to the Company.

     Section 4.10. Compliance with Laws and Court Orders. The business of the Company is and has at all times since its inception been conducted in compliance in all material respects with, and to the Knowledge of the Company (a) is not under investigation with respect to and (b) has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree.

     Section 4.11. Agreements, Contracts and Commitments. (a) The Company is not a party to or bound by:

     (i) any lease or sublease (whether of real or personal property) providing for annual rentals of $50,000 or more;

     (ii) as of the date of this Agreement, any commitment for the purchase or license of materials, supplies, goods, services, equipment or other tangible or intangible assets providing for either (A) annual payments by the Company of $25,000 or more or (B) aggregate payments by the Company of $50,000 or more;

     (iii) as of the date of this Agreement, any license, sales, distribution or other similar agreement providing for the sale or license by the Company of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company of $50,000 or more or (B) aggregate payments to the Company of $100,000 or more;

     (iv) any partnership, joint venture or other similar agreement or arrangement;

     (v) any agreement, contract or commitment relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

     (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $50,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty;

     (vii) except for agreements with customers by the Company in the ordinary course of business consistent with past practices, any option (other than employee stock options), license, franchise or similar agreement;

     (viii) any agency, dealer, sales representative, marketing, distribution, original equipment manufacturer, remarketer, joint marketing, channel partner or other similar agreement;

     (ix) except for agreements with customers that are ancillary to the sale of products to such customers in the ordinary course of business of the Company consistent with past practice, any development or collaboration agreement or other agreement for development of products and services for the Company;

     (x) any agreement that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which could reasonably be expected to so limit the freedom of the Company after the Effective Time;

     (xi) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, other than those mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments that are not, individually or in the aggregate, material to the Company;

     (xii) any agreement with any Affiliate of the Company, with any director or officer of the Company, or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer; or

     (xiii) other than Employee Plans, any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

     (xiv) any employment or consulting agreement or any agreement with severance, change in control or similar arrangements, that will result in any obligation (absolute or contingent) of the Company to make any payment as a result of the consummation of the Merger, termination of employment or both;

     (xv) other than the Company Stock Option Plan, any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement other than set forth on Schedule 4.11(a); or

     (xvi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company.

     (b) Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Agreement (other than those that have expired by their own terms) (each, a “Material Contract”) is a valid and binding agreement of the Company, enforceable against the Company (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles, and regardless of whether enforceability is considered in a proceeding in equity or at law), and is in full force and effect with respect to the Company and, to the Knowledge of the Company, each other party thereto. The Company is not in default or breach in any material respect (beyond any applicable notice and cure period) under, and has fulfilled its material obligations under, the terms of each such Material Contract. As of the date of this Agreement and to the Knowledge of the Company, no other party to any Material Contract is in default or breach or has failed to fulfill its obligations in any material respect under the terms of any Material Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute any event of default under any Material Contract. True and complete copies of each Material Contract have been made available to Parent.

     (c) To the Knowledge of the Company, as of the date of this Agreement no person is renegotiating, or has a right (absent any default or breach of a Material Contract) pursuant to the terms of any Material Contract to renegotiate, any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. As of the date of this Agreement, the Company has not received any written or verbal indication of an intention to terminate any of the Material Contracts by any of the parties to any of the Material Contracts.

     (d) To the Knowledge of the Company, without giving effect to the Merger and the other transactions contemplated by this Agreement, the Company will be able to fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

     (e) The transactions contemplated by this Agreement will not give rise to any material notice or consent requirements or rights of termination under any contract disclosed in response to Section 4.11(a) .

     Section 4.12. Litigation. As of the date of this Agreement, there is no material action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company or, to the Knowledge of the Company, pending or threatened against any present or former officer, director or employee of the Company or any other Person, in each case for whom the Company would reasonably be expected to be liable or any of their respective properties or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational.

     Section 4.13. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     Section 4.14. Tax Representations. The Company represents and warrants to Parent as of the date hereof and as of the Effective Time that:

     (a) Filing and Payment. (i) All income and other material Tax returns, statements, reports, elections, declarations, disclosures, schedules and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority (“Returns”) with respect to any Pre-Closing Tax Period by or on behalf of the Company have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws; (ii) as of the time of filing, such Returns were true and complete in all material respects; and (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

     (b) Financial Records. (i) The charges, accruals and reserves for Taxes with respect to the Company reflected on the books of the Company (excluding any provision for deferred income taxes reflecting differences between the treatment of items for accounting and income tax purposes) are adequate to cover material Tax liabilities accruing through the end of the last period for which the Company ordinarily records items on its books; (ii) since the end of the last period for which the Company ordinarily records items on its books, the Company has not incurred any Taxes, other than in the ordinary course of business; and (iii) all information set forth in the Company Balance Sheet (including the notes thereto) relating to Tax matters is true and complete in all material respects.

     (c) Procedure and Compliance. (i) All federal Returns filed with respect to the Company through the Tax year ended December 31, 2000 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) neither the Company nor any member of any affiliated, consolidated, combined or unitary group of which the Company is or has been a member has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (iii) no adjustment that would materially increase the Tax liability, or materially reduce any Tax Asset, of the Company has been made, proposed or threatened in writing by a Taxing Authority during any audit of a Pre-Closing Tax Period which would reasonably be expected to be made, proposed or threatened in an audit of any subsequent Pre-Closing Tax Period or Post-Closing Tax Period; and (iv) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Company in respect of any Tax or Tax Asset.

     (d) Taxing Jurisdictions. Schedule 4.14(d) sets forth a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation in that jurisdiction.

     (e) Tax Sharing, Consolidation and Similar Arrangements. (i) The Company has not been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax Asset of the Company was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax Asset of any other person; (ii) the Company is not party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax”; and (iii) the Company has not entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

     (f) Certain Elections, Agreements and Arrangements. (i) No election has been made under Treasury Regulations Section 1.7701 -3 or any similar provision of Tax law to treat the Company as an association, corporation or partnership; (ii) the Company is not disregarded as an entity for Tax purposes; (iii) during the five-year period ending on the date hereof, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; and (iv) the Company is not a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, and has not “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011 -4.

     (g) Property and Leases. None of the property owned by the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

     (h) Post-Closing Attributes. The Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period.

     Section 4.15. Employee Matters and Employment Benefit Plans. (a) Schedule 4.15(a) contains a correct and complete list identifying each “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, health or medical benefits, employee assistance program, disability or sick leave benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Affiliates and covers any current or former employee, director or independent contractor of the Company, or with respect to which the Company has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans”.

     (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof does or is required to sponsor, maintain or contribute to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

     (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof does or is required to contribute to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

     (d) All the Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the Company has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan. To the Company’s Knowledge, no such determination, opinion or advisory letter has been revoked and revocation has not been threatened, and no such Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification.

     (e) Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. To the Knowledge of the Company, no material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

     (f) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee, director or independent contractor of the Company to severance pay, bonus, retirement or similar benefit or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or any other employment or benefit arrangement.

     (g) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or independent contractor of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

     (h) The Company does not have any liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company except as required to avoid excise tax under Section 4980B of the Code. Each Employee Plan providing health or medical benefits can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent or the Company (other than ordinary administration expenses).

     (i) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

     (j) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which could increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2004.

     (k) The Company is not a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

     (l) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

     (m) The Company is in material compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company before the National Labor Relations Board.

     (n) The Company has not engaged in any workforce reduction within the last 90 days which, alone or when aggregated with any other workforce reduction before or after the date hereof, would trigger obligations under the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or any similar state or local laws regulating layoffs or employment terminations, with respect to its employees.

     (o) The Company has provided to Parent a true and complete list of the names, titles (if applicable), annual salaries or wage rates and other compensation of all employees of the Company. The Company has no Knowledge that any of its officers or any other key employee of the Company intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Effective Time.

     Section 4.16. Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment. (a) The Company does not own any real property and has never owned any real property. Schedule 4.16(a) sets forth a list of all real property currently leased by the Company. All such leases are in full force and effect and enforceable by the Company (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles, and regardless of whether enforceability is considered in a proceeding in equity or at law). The Company has heretofore made available to Parent true and complete copies of all such leases.

     (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in their respective businesses, free and clear of any Liens, except as reflected in the Company Balance Sheet and except for Liens for Taxes not yet due and payable, municipal and zoning ordinances, easements for public utilities and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially interfere with the present use, of the property subject thereto or affected thereby.

     (c) Schedule 4.16(c) lists all items of equipment (the “Equipment”) owned or leased by the Company with a book value for each individual item in excess of $25,000 and such Equipment is, in the aggregate, in all material respects, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in reasonable operating condition, regularly and properly maintained, subject to normal wear and tear.

     Section 4.17. Products and Services. To the Knowledge of the Company, each of the products and services produced, sold or licensed by the Company is, and at all times up to and including the sale thereof has been, (a) in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (b) fit for the ordinary purposes for which it is intended to be used. The Company’s products conform in all material respects to the respective specifications therefor.

     Section 4.18. Intellectual Property. (a) Schedule 4.18(a)(i) contains a true and complete list of all Registered Intellectual Property Rights. Schedule 4.18(a)(ii) contains a true and complete list of all material agreements (whether written or otherwise, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) to which the Company is a party or otherwise bound and pursuant to which the Company grants or obtains the right to use or a covenant not to be sued under, any Intellectual Property Right, indicating as to each whether the Company is a grantor or grantee, other than agreements for sale or distribution of products to Company’s customers, and/or licenses or covenants not to sue for the use thereof by such customers, under agreements substantially similar to Company’s standard customer agreement or other existing agreements, in each case previously furnished to Parent.

     (b) To the Knowledge of the Company, the Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company as conducted on the date of this Agreement and as proposed by the Company to be conducted. There exist no restrictions on the Company’s disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights, except in each case as would not be material to the Company.

     (c) The Company has not given to any Person an indemnity in connection with any Intellectual Property Right, other than indemnities that arise under a standard form sales contract of the Company, a copy of which is attached in Schedule 4.18(c) .

     (d) To the Knowledge of the Company, the Company has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person. As of the date of this Agreement, there is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against the Company or any present or former officer, director or employee of the Company, or, to the Knowledge of the Company, with respect to which the Licensed Intellectual Property Rights are at issue, (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company in any of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights, (ii) alleging that the use, by or under authority of the Company, of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or of any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. As of the date of this Agreement, the Company has not received from any third party an offer to license any Intellectual Property Right of such third party in connection with an allegation that the

Company has infringed, misappropriated or otherwise violated such Intellectual Property Right.

     (e) None of the Owned Intellectual Property Rights and, to the Knowledge of the Company, none of the Licensed Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, nor as of the date of this Agreement has the Company received from any third party a communication alleging that any such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are invalid or unenforceable in whole or part. To the Knowledge of the Company, all of the Owned Intellectual Property Rights that fall within clauses (i), (ii), (iv), (v) and (viii) of the definition of Intellectual Property Rights contained in Section 1.01(a) hereof and such of the Licensed Intellectual Property Rights as are exclusively licensed to the Company are valid and enforceable.

     (f) The Company is the sole owner of all Registered Intellectual Property Rights and holds all right, title and interest in and to all Registered Intellectual Property Rights and, to the extent licensed to the Company, the Licensed Intellectual Property Rights, free and clear of any Lien (except, with respect to Licensed Intellectual Property Rights, encumbrances set forth in the applicable license or other agreement conveying rights to the Company). In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending. The Company has taken all actions reasonably necessary to the business of the Company as presently conducted to maintain and protect the Owned Intellectual Property Rights and its rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

     (g) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right in a manner that would have a material effect on the operation of the business of the Company. The Company has taken reasonable steps to maintain the confidentiality of all Intellectual Property Rights of the Company that are material to the business of the Company as presently conducted and the value of which to the Company is contingent upon maintaining the confidentiality thereof. None of the Intellectual Property Rights of the Company that are material to the business of the Company as presently conducted and the value of which to the Company is contingent upon maintaining the confidentiality thereof, has been disclosed by the Company or, to the Knowledge of the Company, by any other Person other than to (i) employees, representatives and agents of the Company, all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Buyer and (ii) those third parties who have executed reasonable nondisclosure agreements with the Company.

     (h) The Company has taken reasonable steps to preserve and maintain reasonably complete notes and records relating to the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights material to the conduct of the Company’s business as of the date of this Agreement.

     (i) Each of the patents and patent applications set forth in Schedule 4.18(a)(i) has been prosecuted in material compliance with all applicable rules, policies, and procedures of the United States Patent and Trademark Office or applicable foreign patent agencies. With respect to pending applications and applications for registration of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights that are material to the business or operation of the Company, the Company has not been notified that any such application or application for registration will not be granted with coverage that is at least substantially equivalent to the latest amended version of the pending application or application for registration. None of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights that are material to the business or operation of the Company has been the subject of an opposition or cancellation procedure. None of the patents and patent applications included in the Owned Intellectual Property Rights that are material to the business or operation of the Company has been the subject of an interference, protest, public use proceeding or third party reexamination request.

     (j) All products sold by the Company or, to the Knowledge of the Company, by any licensee of the Company and covered by a patent, trademark or copyright included in the Owned Intellectual Property Rights have been marked with the notice (applicable as of the date thereof) of all nations in which such product was sold requiring such notice in order to collect damages.

     (k) To the extent that any Intellectual Property Right that is material to the conduct of the business of the Company as presently conducted has been developed or created by a third party (including any current or former employee of the Company) for the Company, the Company has a written agreement with such third party with respect thereto, and the Company thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid right to exploit, sufficient for the conduct of its business as presently conducted, such Intellectual Property Right.

     (l) No government funding or facilities of a university, college or other educational institution was used in the development of any Intellectual Property Rights included in the Owned Intellectual Property Rights or, to the Knowledge of the Company, any exclusively licensed Licensed Intellectual Property Rights. To the Knowledge of the Company, no current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Intellectual Property Rights included in the Owned Intellectual Property Rights or any exclusively licensed Licensed Intellectual Property Rights, has performed services for the government or a university, college, or other educational institution in a manner inconsistent with the Company’s rights in and to such Owned Intellectual Property Rights or exclusively licensed Licensed Intellectual Property Rights. No Person other than the Company possesses any current or contingent right to license, sell or otherwise distribute products or services utilizing the Owned Intellectual Property Rights that fall within clauses (i), (ii), (iv), (v) and (viii) of the definition of Intellectual Property Rights contained in Section 1.01(a) hereof or any exclusively licensed Licensed Intellectual Property Rights, except (i) as disclosed in agreements listed in the Disclosure Schedules and (ii) in the case of Licensed Intellectual Property Rights, for the respective licensors thereof.

     (m) There are no actions that must be taken by the Company within 90 days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions by the patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications and any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority (“Registered Intellectual Property Rights”) included in the Owned Intellectual Property Rights or exclusively licensed with the right to control prosecution or maintenance and included in the Licensed Intellectual Property Rights.

     (n) The Company has not received a written opinion of counsel with respect to the invalidity, non-infringement or unenforceability of any patent or patent application.

     (o) As of the date of this Agreement, no Person other than the Company possesses any current or contingent rights to any source code that is part of the Owned Intellectual Property Rights other than in connection with any software escrow arrangement entered into between the Company and its customers in the ordinary course of business pursuant to a written agreement, in the form of or substantially similar to the Company’s standard form of software escrow agreement substantially in the form previously furnished to Parent.

     (p) To the Knowledge of the Company, the source code relating to the software included in the Owned Intellectual Property Rights has been maintained in strict confidence and have been disclosed by the Company only to (i) those of its employees and contractors who reasonably have a “need to know” the contents thereof in connection with the performance of their duties to the Company and who have executed nondisclosure agreements with the Company substantially in the form previously furnished to Buyer; and (ii) those third parties who have executed nondisclosure agreements with the Company substantially in the form previously furnished to Parent.

     (q) To the Knowledge of the Company, none of the software included in the Owned Intellectual Property Rights or distributed by the Company contains any software code that is licensed to the Company under any terms or conditions that require that any such software be (i) made available or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) redistributable at no charge.

     (r) It is the practice of Company to scan with commercially available virus scan software the software used in the business of the Company as currently conducted that are capable of being scanned for viruses. To the Knowledge of the Company, none of the software included in the Owned Intellectual Property Rights or any exclusively licensed Licensed Intellectual Property Rights and that is used or held for use in the conduct of the business of the Company as currently conducted contains any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware; provided, however, that the foregoing referenced computer code shall not include any code that prevents the licensee from exceeding the number of licensed seats or simultaneous users, discontinues use of the software if the term of the license is exceeded without renewal or otherwise seeks to prevent a licensee from exceeding its permitted license to the software. To the Knowledge of the Company, none of the software included in the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights and that is used in the business of the Company as currently conducted contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any person; provided, however, that the foregoing referenced computer code shall not include any code that prevents the licensee from exceeding the number of licensed seats or simultaneous users, discontinues use of the software if the term of the license is exceeded without renewal or otherwise seeks to prevent a licensee from exceeding its permitted license to the software.

     Section 4.19. Insurance Coverage. Schedule 4.19 contains (i) a complete and accurate list of, and the Company has made available to Parent true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and (ii) a complete and accurate list of all claims by the Company pending under any of such policies or bonds. As of the date of this Agreement, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since 2001 and remain in full force and effect. The Company has no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. The Company shall after the Effective Time continue to have coverage under such policies and bonds with respect to events occurring prior to the Effective Time.

     Section 4.20. Licenses and Permits. Schedule 4.20 correctly lists each material license, franchise, permit, certificate, approval or other similar authorization necessary for the operation of the business of the Company as conducted as of the date of this Agreement (the “Permits”) together with the name of the government agency or entity issuing such Permit. The Permits are valid and in full force and effect. The Company is not in material default under, and no condition exists that with notice or lapse of time or both would reasonably be expected to constitute a material default under, the Permits. None of the Permits will be terminated or materially impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. The Company has made all material filings with governmental entities and have received all material permits, registrations, licenses, franchises, certifications and other approvals necessary to conduct and operate its business as currently conducted or operated by it and to permit the Company to own or use its assets in the manner in which such assets are currently owned or used.

     Section 4.21. Receivables. The Company has made available to Parent a list of all accounts receivable of the Company as of March 31, 2005, along with a statement of days elapsed since invoice.

Section 4.22. Environmental Matters. (a) Except as set forth in Schedule 4.22:

     (i) no material notice, notification, demand, request for information, citation, summons or order has been received, no material complaint has been filed, no penalty has been assessed, and no material investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

     (ii) to the Knowledge of the Company, the Company is and has been in compliance in all material respects with all Environmental Laws and all Environmental Permits; and

     (iii) there are no material liabilities of or relating to the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and to the Knowledge of the Company there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such material liability.

     (b) The Company has provided to Parent each environmental investigation, study, audit, test, review or other environmental analysis conducted of which the Company has Knowledge and which is in the Company’s possession and control in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company.

     (c) The Company does not own, lease or operate and has not owned, leased or operated any real property, or conducted any operations, in New Jersey or Connecticut.

     (d) For purposes of this Section 4.22, the term “Company” shall include any entity that is, in whole or in part, a predecessor of the Company.

     Section 4.23. Certain Interests. (a) To the Knowledge of the Company, none of the shareholders of the Company owning 5% or more of the Company Common Stock (calculated on an As-Converted basis) or any officer or director of the Company and no member of such person’s “immediate family” (as such term is defined in Rule 16a-1 of the 1934 Act):

     (i) has been an officer, director or shareholder of any significant supplier or customer of the Company, or of any company which holds, directly or indirectly, 50% or more of the outstanding shares of any such supplier or customer, provided, however, that the ownership of securities representing not more than 1% of the outstanding voting power of any supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “shareholder” as long as the person owning such securities has no other connection or relationship with such supplier or customer;

     (ii) is a party to or directly or indirectly interested in any license, partnership or alliance agreement with the Company;

     (iii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company uses or has used in the conduct of its business or otherwise (except for any such ownership or interest resulting from the ownership of securities in a public company); or

     (iv) has outstanding any indebtedness to the Company.

     (b) Except for the payment of employee compensation and consulting fees in the ordinary course of business, the Company does not have any liability or any other obligation of any nature whatsoever to any shareholder of the Company or any affiliate thereof or to any officer or director of the Company or, to the Knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

     (c) There have been no transactions between the Company and any Affiliate since the Company Balance Sheet Date. There are no agreements or understandings now in effect between the Company and any Affiliate. The Company Disclosure Schedule (x) states the amounts due from the Company to any Affiliate and the amounts due from any Affiliate to the Company, (y) describes the transactions out of which such amounts arose and (z) describes any interest of any Affiliate in any supplier or customer of, or any other entity that has had business dealings with the Company since the Company Balance Sheet Date. After the Effective Time, there will be no obligations or other liabilities, including inter-company obligations, between the Company, on the one hand, and any Affiliate, on the other hand.

     Section 4.24. Customers; Suppliers. Schedule 4.24 sets forth the names of the ten most significant customers (by dollar amount of sales) of the Company for the year ended December 31, 2004, and the period from January 1, 2005 through March 31, 2005, and the dollar amount of sales for each such customer during such periods.

     Section 4.25. Books and Records. The books of account and other financial records of the Company have been maintained in accordance with sound business practices. The minute books of the Company contain records of all corporate action taken by the shareholders, the Board of Directors and any committees of the Board of Directors of the Company. At the Effective Time, all of those books and records will be in the possession of the Company. The Company has previously disclosed all of these books and records to Parent.

     Section 4.26. Tax Treatment. Except in the case in which the Merger is an All-Cash Transaction, neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

     Section 4.27. Final Working Capital. The Final Working Capital of the Company will, when delivered or determined pursuant to Section 2.02 hereof, (i) accurately reflect the Working Capital of the Company as of the Closing Date, (ii) be based upon balance sheet line items and accounts of the Company calculated in accordance with GAAP applied consistently with respect to the accounting policies, practices and procedures used in the preparation of the Company Balance Sheet and (iii) otherwise be prepared in accordance with this Agreement.

     Section 4.28. Additional Representations. The Company represents and warrants to Parent that each of the statements contained in Schedule 4.28 are true and complete.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company that:

     Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

     Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Escrow

Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law.

     Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, (iv) the filing of the Registration Statement and a declaration by the SEC that such Registration Statement is effective, and (v) any actions or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     Section 5.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Subsidiary, or (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, except for such contraventions, conflicts and violations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     Section 5.05. SEC Filings. (a) Parent has timely filed with the SEC, and has made available to the Company, all forms, exhibits, reports, statements, schedules, registration statements and other documents required to be filed with the SEC under the 1934 Act since December 31, 2004 and its proxy statement and related materials as required by Regulation 14A under the 1934 Act for the annual meeting of shareholders for the fiscal year ended December 31, 2004 (the documents referred to in this Section

5.05 and any documents filed by Parent with the SEC between the date of this Agreement and the Closing Date, collectively, the “Parent SEC Documents”).

     (b) As of its filing date (and, in the case of a proxy statement, on the date of mailing), each Parent SEC Document (including, without limitation, any financial statements or schedules included therein) complied in all material respects with the applicable requirements of the 1934 Act.

     (c) As of its filing date (and, in the case of a proxy statement, on the date of mailing), each Parent SEC Document (including, without limitation, any financial statements or schedules included therein) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) The financial statements (including the related notes and schedules) of Parent included in the Parent SEC Documents were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

     (e) The chief executive officer and chief financial officer of Parent have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Nasdaq Stock Market.

     Section 5.06. Absence of Certain Changes. Between December 31, 2004 and the date of this Agreement, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

     (b) any amendment of any material term of any outstanding security of Parent;

     (c) any sale of a material amount of assets (tangible or intangible) of Parent, other than sales of products in the ordinary course of business consistent with past practices;

     (d) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP; or

     (e) agreement by Parent or any officer thereof in their capacities as such to do any of the things described in the preceding clauses (a) through (d).

     Section 5.07. Common Stock. The shares of Parent Common Stock to be issued as the Final Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

     Section 5.08. Litigation. There is no material action, suit, investigation or proceeding pending against, or, to the Knowledge of Parent, threatened against, Parent or any of its Subsidiaries, or, to the Knowledge of Parent pending or threatened against any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person in each case for whom Parent or any such Subsidiary would reasonably be expected to be liable or any of their respective properties that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational.

     Section 5.09. Taxes. (a) All income and other material Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all such material Returns are, or shall be at the time of filing, true and complete in all material respects.

     (b) Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books.

     (c) There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to Parent or its Subsidiaries in respect of any Tax or Tax Asset.

     Section 5.10. Tax Treatment. Except in the case in which the Merger is an All-Cash Transaction, neither Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a 368 Reorganization.

ARTICLE 6
COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 6.01. Conduct of the Company. Except as contemplated by this Agreement or the transactions expressly contemplated hereby, or with the prior written consent of Parent, from the date hereof until the Effective Time, the Company shall conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) maintain its properties in good operating condition (excepting ordinary wear and tear), (iii) keep available the services of its present officers, employees and contractors and (iv) preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent to Parent (which shall be granted in Parent’s sole discretion), the Company shall not:

     (a) adopt or propose any change to its articles of incorporation or bylaws, other than as specifically permitted by this Agreement;

     (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of its capital stock of any class, or any options, warrants, Company Convertible Securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, or (ii) any material assets of the Company, except in each case for (1) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants outstanding as of the date of this Agreement in accordance with their terms or the conversion of Company Preferred Stock, (2) the issuance of shares of Company Preferred Stock upon the exercise of Company Warrants outstanding as of the date of this Agreement in accordance with their terms, (3) the issuance of Company Stock Options as contemplated by the hiring plan attached hereto in Schedule 4.08(l), (4) the granting of Supplemental Options in accordance with Section 6.09 hereof or (5) the issuance of convertible notes issued upon the exercise of preemptive rights arising out of the issuance of the Notes and that have terms equivalent to those of the Notes, or shares of Company Stock issuable upon the conversion of any such Notes;

     (c) incur any liabilities other than in the ordinary course of business, consistent with past practice;

     (d) enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations, other than end-user license and maintenance contracts and agreements with customers in the ordinary course of business consistent with past practice;

     (e) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any Intellectual Property Rights of the Company, other than in the ordinary course of business consistent with past practice;

     (f) sell, lease, license or otherwise dispose of any material amount of assets, securities or property, in each case except pursuant to contracts or commitments existing as of the date of this Agreement which have been disclosed to Parent prior to the date of this Agreement;

     (g) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any material interest in any corporation, partnership, other business organization or any division thereof or any assets;

     (h) merge or consolidate with any other Person;

     (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; or

     (j) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01, or otherwise agree or commit to do any of the things described in the preceding clauses (a) through (i).

     Section 6.02. Shareholder Approval. The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for approval and adoption of this Agreement and the transactions contemplated hereby. Subject to the provisions of Section 6.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the transactions contemplated by this Agreement by the Company’s Shareholders. In connection with such meeting, the Company will (a) promptly prepare and thereafter mail to the Company’s shareholders as promptly as reasonably practicable a proxy statement and all other proxy materials required by law for such meeting (the “Proxy Materials”), (b) unless the Board of Directors of the Company effects a Change of Recommendation as permitted by Section 6.03(b), use commercially reasonable efforts to obtain all necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and (c) otherwise comply with all legal requirements applicable to the Company Shareholder Meeting and the solicitation of approvals in connection therewith.

     Section 6.03. No Solicitation; Other Offers. (a) Subject to the provisions of this Section 6.03, the Company shall not, nor shall the Company authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with a Third Party relating to any Acquisition Proposal, furnish any information relating to the Company or afford access to the business, properties, assets, books or records of the Company to a Third Party in a manner that could reasonably be expected to lead to an Acquisition Proposal or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party to make an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or (iv) enter into any agreement with respect to an Acquisition Proposal.

     (b) Notwithstanding anything to the contrary set forth in this Agreement, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, without prior solicitation by or negotiation with the Company after the date of this Agreement, has made a bona fide Acquisition Proposal that the Board of Directors of the Company has in good faith concluded (after consultation with its outside legal counsel and its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal and is from a person reasonably capable of consummating such Acquisition Proposal, (ii) furnish to such Third Party nonpublic information relating to the Company pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) at least as restrictive on such other party as that certain Mutual Non-Disclosure Agreement between Affymetrix, Inc. and ParAllele BioScience, Inc. dated September 28, 2004, as amended December 21, 2004 and March 8, 2005 (the “Letter Agreement”), (iii) following a determination by the Board of Directors of the Company that such Acquisition Proposal is a Superior Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 6.02 hereof (“Change of Recommendation”) and/or (iv) take any action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

     (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or for access to the business, properties, assets, books or records of the Company by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause its advisors, employees and other agents to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use commercially reasonable efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

     (d) Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall be terminated in accordance with its terms, (i) the Company shall be obligated to call, give notice of, convene and hold the Company Shareholders’ Meeting regardless of the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or of any Change of Recommendation, and (ii) the Company shall not submit to the vote of its shareholders any Acquisition Proposal, or propose to do so.

     Section 6.04. Access to Information. From the date hereof until the Effective Time and subject to applicable law and the Letter Agreement, the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books, work papers, assets, contracts and records of the Company (including access to perform physical examinations, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the designated employees, counsel, financial advisors, auditors and other authorized representatives of the Company to cooperate with Parent in its investigation of the Company. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including returns and supporting documentation) promptly upon request, including in particular (and without limitation) in the event that Parent disagrees with any item within the Company’s estimate of Closing Working Capital pursuant to Section 2.02(b) . Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or Knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

     Section 6.05. Tax Matters. From the date hereof until the Effective Time, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), the Company shall not make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Return or claim for Tax refunds, enter into any closing agreement, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax Asset of the Company, Parent or any Affiliate of Parent.

     Section 6.06. 401(k). The Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all 401(k) plans sponsored or maintained by the Company unless Parent provides written notice to the Company at least five days prior to the Effective Time that any such 401(k) plan shall not be terminated. The Company shall provide to Parent prior to the Effective Time evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the Company’s Board of Directors, which resolutions shall be subject to Parent's review and approval (not to be unreasonably withheld).

     Section 6.07. Consents. The Company and Parent shall use their respective commercially reasonable efforts to obtain such consents, waivers, assignments and approvals as may be required from third parties in connection with the transactions contemplated hereby, including without limitation those listed on Schedule 9.02(h) .

     Section 6.08. Capitalization Information. The Company shall deliver to Parent on a date that is two Business Days prior to the Closing Date updated versions of Schedules 4.05(a), 4.05(b) and 4.05(c) that set forth as of the Closing Date the information required by the relevant provisions of Section 4.05. The Company will provide to Parent, prior to the Effective Time, a copy of each stock option agreement, each restricted stock agreement and all other agreements pursuant to which the Company has granted Company Stock Options, Supplemental Options, Company Common Stock or any other type of award under the Option Plan. The Company shall use commercially reasonable efforts to cooperate with Parent toward ensuring satisfaction of all obligations under the Voting and Lockup Agreements by the Shareholders parties thereto.

     Section 6.09. Supplemental Options. From the date hereof until the Effective Time, the Company shall grant options in respect of Company Common Stock under the Company Stock Option Plan (“Supplemental Options”) as directed by Parent; provided, however, that any Supplemental Options granted by the Company at the direction of Parent shall not be taken into account in the calculation of any of the Stock Exchange Ratio, the Cash Exchange Ratio or the Option Exchange Ratio.

     Section 6.10. Certain Procedures. Prior to the Closing Date, the Company shall perform the procedures and take the actions specified in Schedule 6.10.

ARTICLE 7
COVENANTS OF PARENT

     Parent agrees that:

     Section 7.01. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 7.02. Benefits; Prior Service. From and after the Effective Time, the Company’s employees who continue employment with Parent or its Subsidiaries shall be provided with employee benefits that, in the aggregate, are substantially comparable to those provided to employees of Parent who are similarly situated. Parent shall cause such employees of the Company to be credited with service with the Company for purposes of eligibility and vesting under each employee benefit plan maintained by Parent or its Subsidiaries after the Effective Time (and, for vacation and severance plans, for purposes of benefit accrual) to the extent of their service with the Company. To the extent permitted by the terms of Parent’s plans, Parent shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Company employees and their eligible dependents, to the extent such limitations, waiting periods or evidence would not have applied under the Company plan, and shall use commercially reasonable efforts to provide them with credit for any co-payments, deductibles, and offsets (or similar payments) prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any employee benefit plans of Parent in which they are eligible to participate after the Effective Time.

     Section 7.03. Indemnification. (a) From and after the Effective Time, Parent will, and Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company (or any predecessor corporation) pursuant to (i) each indemnification agreement between Company and any of its current or former directors or officers (the “Indemnified Parties”) and (ii) any indemnification, exculpation or advancement of expenses provision under the Company’s articles of incorporation and bylaws as in effect on the date hereof. The articles of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Company’s articles of incorporation and bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party or of individuals who, immediately prior to the Effective Time, were employees or agents of Company, unless such modification is required by law.

     (b) Prior to the Effective Time, the Company may purchase a six-year prepaid “tail” extension of the Company’s directors’ and officers’ and fiduciary liability insurance (the “Tail D&O Policy”) on terms and conditions that are no more advantageous to the beneficiaries of such policy than the Company’s existing directors’ and officers’ and fiduciary liability insurance. In the event that the Company purchases such a Tail D&O Policy, Parent and the Surviving Corporation shall maintain such Tail D&O Policy in full force and effect and shall honor their respective obligations thereunder for a period of six years after the Effective Time.

     (c) The provisions of this Section shall survive consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties or other persons who are beneficiaries under the Tail D&O Policy (and their heirs and representatives) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party (and other persons who are beneficiaries under the Tail D&O Policy (and their heirs and representatives)) may have by contract or otherwise under the articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company, or applicable law or equity. The obligations of Parent and the Surviving Corporation under this Section 7.03 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or other person who is a beneficiary under the Tail D&O Policy (or their heirs and representatives)) without the prior written consent of such affected Indemnified Party (or other person who is a beneficiary under the Tail D&O Policy (or their heirs and representatives)). Each of the Indemnified Parties is intended to be a third party beneficiary of this Section 7.03, with full rights of enforcement as if a party hereto.

     (d) The obligations and liability of Parent and the Surviving Corporation under this Section 7.03 shall be joint and several without limitation.

     (e) In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or shall transfer all or substantially all of its properties and assets to any other person, then and in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.03.

     Section 7.04. Listing Notifications. Parent shall timely prepare and submit to Nasdaq any notice or other document or instrument required to be filed with or submitted to Nasdaq with respect to the shares of Parent Common Stock issuable in connection with the Merger prior to the Effective Time.

     Section 7.05. Form S-8. Parent agrees to file with the SEC as soon as possible following the Effective Time, and in any event within 5 Business Days following the Effective Time, and to use commercially reasonable efforts to maintain the effectiveness of, a registration statement on Form S-8 under the Securities Act covering, to the extent applicable, the shares of Parent Common Stock to be issued upon the exercise of Company Stock Options and Supplemental Options of the Company assumed by Parent.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

     The parties hereto agree that:

     Section 8.01. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Company and Parent will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or any of Parent’s Subsidiaries or Affiliates or by the Company or any of its Affiliates of shares of capital stock or of any business, assets or property of Parent or its Subsidiaries or Affiliates or of the Company or its Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. In furtherance and not in limitation of the foregoing, if required, each of Parent and Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 8.03. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.05. Notification of Certain Matters. Each party shall give prompt notice to the other parties hereto of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any of the conditions in Article 9 to fail to be satisfied at the Closing, (ii) any failure in any material respect of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (iv) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (v) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12, Section 4.14, Section 4.15, Section 4.17 or Section 4.22, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect any remedies available to the party receiving such notice; and provided further, however, that no disclosure by the Company pursuant to this Section 8.05 shall be deemed to amend or supplement any Schedule hereto or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

     Section 8.06. Registered Offering. (a) Except in the case in which the Merger is an All-Cash Transaction, Parent shall prepare and within one month following the date of this Agreement file a Registration Statement (the “Registration Statement”) for the registration of the Parent Common Stock expected to be included in the Final Merger Consideration on Form S-4 under the 1933 Act with the SEC and each of Parent and the Company shall cooperate to, and shall, use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. The Company shall cooperate with, and provide information to, Parent in connection with the Registration Statement, including such financial statements and other information with respect to the Company as may be required to be filed therewith. Parent shall advise the Company promptly after it receives notice of (i) the Registration Statement being declared effective or any supplement or amendment thereto being filed with the SEC, (ii) the issuance of any stop order in respect of the Registration Statement, and (iii) the receipt of any correspondence, comments or requests from the SEC in respect of the Registration Statement. Each of Parent and Company shall also cooperate to, and shall, take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection therewith. Parent will pay all customary expenses in connection with the Registration Statement, including, without limitation, registration fees, legal and accounting fees, listing fees, transfer agent fees and printing and mailing costs related to the Registration Statement.

     (b) None of the information supplied by the Company to Parent or any representative thereof in connection with the Registration Statement or any other document prepared to comply with federal or state securities laws shall contain, at the time such information is provided to Parent and at the time of any mailing or filing, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by Parent to the Company or any representative thereof in connection with the Registration Statement or any other document prepared to comply with federal or state securities laws shall contain, at the time such information is provided to Parent and at the time of any mailing or filing, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

     Section 8.07. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Company shall hold, and shall use commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement in accordance with, and each of the parties hereto shall continue to be bound by, the Letter Agreement.

     Section 8.08. Tax-Free Reorganization. (a) Parent and the Company (i) intend that the transactions contemplated by this Agreement shall qualify as a 368 Reorganization (except in the case in which the Merger is an All-Cash Transaction) and (ii) by executing this Agreement, adopt a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368 -2(g). Except in the case in which the Merger is an All-Cash Transaction, prior to the Effective Time, each of Parent and the Company shall use commercially reasonable efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger not so to qualify. Except in the case in which the Merger is an All-Cash Transaction, parent shall not take, or cause the Company to take, any action after the Effective Time reasonably likely to cause the Merger not to qualify as a 368 Reorganization.

     (b) Except in the case in which the Merger is an All-Cash Transaction, each of Parent and the Company shall use commercially reasonable efforts to obtain the opinions referred to in Sections 9.02(g) and 9.03(c) .

     Section 8.09. Affiliates. Within 10 days following the date of this Agreement, the Company shall deliver to Parent a letter identifying all known Persons who may be deemed affiliates of the Company under Rule 145 of the 1933 Act. The Company shall use commercially reasonable efforts to obtain a written agreement from each person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the anticipated Closing Date, substantially in the form of Exhibit D hereto.

ARTICLE 9
CONDITIONS TO THE MERGER

     Section 9.01. Conditions to Obligations of Each Party. The obligations of each party to this Agreement to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) This Agreement and the Merger shall have been approved and adopted by the shareholders of the Company in accordance with California Law and the Company’s articles of incorporation and bylaws and such approval shall not have been revoked or otherwise withdrawn in any respect.

     (b) No judgment, injunction, order or decree issued by any court or governmental body having competent jurisdiction shall prohibit the consummation of the Merger.

     (c) No law or regulation shall have been enacted that has the effect of making the Merger illegal.

     (d) All actions by or in respect of, or filings with, any governmental body, agency, official or authority, domestic, foreign or supranational, required to permit the consummation of the Merger shall have been taken, made or obtained.

     (e) No claim, action, suit, arbitration, inquiry, proceeding or investigation by any United States, federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body (each, a “Governmental Authority”) shall have been threatened by, or commenced by, any Governmental Authority against either the Company or Parent, seeking to restrain or materially and adversely alter the transactions contemplated hereby which is reasonably likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could reasonably be expected to have a Material Adverse Effect on the Company or Parent.

     (f) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

     (g) Except in the case in which the Merger is an All-Cash Transaction, the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

     Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions, any of which may be waived, in writing, exclusively by Parent and Merger Subsidiary:

     (a) The representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Effective Time as if made at and as of such date (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not, singly or in the aggregate, have a Material Adverse Effect on the Company. Parent and Merger Subsidiary shall have received a certificate signed by the Chief Executive Officer and Senior Director of Finance and Administration of the Company to the foregoing effect.

     (b) The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time. Parent and Merger Subsidiary shall have received a certificate signed by the Chief Executive Officer and Senior Director of Finance and Administration of the Company to the foregoing effect.

     (c) Each of the Voting and Lockup Agreements executed and delivered to Parent by the individuals listed on Annex A hereto shall be in full force and effect immediately prior to the Effective Time, and each of the Non-Competition and Non-Solicitation Agreements executed and delivered to Parent by the individuals listed on Annex B hereto shall be in full force and effect immediately prior to the Effective Time.

     (d) Parent shall have received certified articles of incorporation and bylaws, and a good standing certificate in respect of the Company and certified board resolutions in respect of the transactions contemplated hereby, all in form and substance reasonably satisfactory to Parent.

     (e) Parent shall have received a certificate signed by the Chief Executive Officer of the Company setting forth the Transaction Expenses incurred with respect to this Agreement and the transactions contemplated hereby, which certificate shall reflect amounts agreed to as between the Company and the Company’s legal counsel, auditors, investment bankers and financial advisors.

     (f) Except in the case in which the Merger is an All-Cash Transaction, Parent shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provision of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company in the form customarily agreed to in transactions of this nature.

     (g) The Company shall have delivered a certification pursuant to Treasury Regulations Sections 1.897 -2(h) and 1.1445 -2(c), signed by the Company and dated not more than 30 days prior to the Effective Time to the effect that the Company is not nor has it been within 5 years of the date of the certification a “United States real property holding corporation” as defined in Section 897 of the Code.

     (h) The Company shall have obtained binding payoff letters in respect of the loans identified in Schedule 9.02(h) .

     (i) Dissenting shares of Company Stock shall comprise not more than 3% of the shares of Company Stock outstanding immediately prior to the Effective Time, calculated on an As-Converted basis.

     (j) Each Company Warrant shall have been exercised or cancelled in accordance with its terms.

     (k) The shareholders shall have ratified and approved the issuance of the Company’s 7% Convertible Promissory Notes issued March 30, 2005 (the “Notes”), and shall have waived or exercised any preemptive rights any of them may have had in connection with the issuance thereof, or the shares of Company Stock issuable upon the conversion of any Notes issuable upon the exercise of any such preemptive rights (net of that number of shares of Company Stock having a value (derived from the value of the Final Merger Consideration) equal to the price that would have been required to purchase such Notes upon the exercise of such preemptive rights) shall have been issued and fully paid. The Company shall have authorized the issuance of the number of shares of the Company’s Series B Preferred Stock necessary to permit the conversion in full of the Notes in accordance with the terms thereof.

     Section 9.03. Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions, any of which may be waived, in writing, exclusively by the Company:

     (a) The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Effective Time as if made at and as of such date (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not, singly or in the aggregate, have a Material Adverse Effect on Parent. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by a duly authorized officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Subsidiary, with respect to the representations and warranties of Merger Subsidiary, by a duly authorized officer of Merger Subsidiary.

     (b) Parent and Merger Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by a duly authorized officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Subsidiary, with respect to the covenants of Merger Subsidiary, by a duly authorized officer of Merger Subsidiary.

     (c) Except in the case in which the Merger is an All-Cash Transaction, the Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company customarily agreed to in transactions of this nature.

ARTICLE 10
SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION

     Section 10.01. Survival of Representation and Warranties. The Company’s representations and warranties contained in this Agreement shall survive the Effective Time until 11:59 P.M. (California time) on the date that is one year after the Effective Time (the “Expiration Date”). If written notice of a claim for indemnification pursuant to Section 10.02(c) has been given prior to the Expiration Date by the party seeking indemnification to the party from whom indemnification is sought, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved. All of Parent’s and Merger Subsidiary’s representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

     Section 10.02. Indemnification. (a) Subject to Section 10.02(e), Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by the shareholders of the Company, severally but not jointly, solely out of the Escrow Fund for any and all damage, losses, liability, expenses, interest, awards, judgments and penalties (including reasonable expenses of investigation and reasonable attorneys’ and consultants’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto (collectively, “Damages”), incurred or suffered by any Parent Indemnified Party arising out of (i) any misrepresentation or breach of warranty (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein in determining the amount of any Damages, but taking account of such qualifications for purposes of determining whether there has been or occurred a misrepresentation or breach of warranty) or breach of covenant or agreement made or to be performed by the Company contained in this Agreement or any certificate delivered by the Company in connection with this Agreement or (ii) the matter described in Schedule 10.02(a) . All fees, expenses and other Damages of the Parent Indemnified Parties in connection with any matter for which indemnity is sought shall be reimbursed solely from the Escrow Account in accordance with the Escrow Agreement. For purposes of determining the amounts payable from the Escrow Fund in connection with any claims for Damages by a Parent Indemnified Party, shares of Parent Common Stock held in the Escrow Fund shall be ascribed the same value give to such shares in connection with the calculation of Final Merger Consideration.

     (b) The aggregate amount of Damages for which the Parent Indemnified Parties may receive indemnification pursuant to this Article 10 shall not exceed the Indemnification Escrow Amount. In addition, notwithstanding anything to the contrary set forth in this Agreement, (i) the maximum amount of Damages that the Parent Indemnified Parties shall be entitled to recover from the Escrow Fund for any indemnification claims under this Article 10 other than those that could be brought as claims for a misrepresentation or breach of the representations and warranties set forth in Section 4.28 (irrespective of whether such claims under Section 4.28 could be brought as claims for a misrepresentation or breach of any of the Company’s other representations and warranties in this Agreement) or that arise out of the agreements (or the course of dealing contemplated thereunder) and other transactions referred to in Section 4.28 shall be equal to 7.5% of the Final Merger Consideration and (ii) the maximum amount of Damages that the Parent Indemnified Parties shall be entitled to recover from the Escrow Fund for any indemnification claims under this Article 10 that could be brought as claims for a misrepresentation or breach of the representations and warranties set forth in Section 4.28 (irrespective of whether such claims under Section 4.28 could be brought as claims for a misrepresentation or breach of any of the Company’s other representations and warranties in this Agreement) or that arise out of the agreements (or the course of dealing contemplated thereunder) and other transactions referred to in Section 4.28 shall be equal to 3.72% of the Final Merger Consideration.

     (c) Any Parent Indemnified Party seeking indemnification from another party hereto (the “Indemnifying Party”) under this Section 10.02 shall give the Escrow Agent and the Shareholders’ Representative notice of any matter that such Parent Indemnified Party has determined has given rise to a right of indemnification under this Agreement, prior to the Expiration Date, stating in reasonable detail and to the extent available the facts and circumstances giving rise to such claim, the amount of Damages, if known, and method of computation thereof, and containing a reference to the specific provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

     (d) If (x) the Shareholders’ Representative shall not have objected to the amount claimed by the Parent Indemnified Party for indemnification from the Escrow Fund with respect to any Damages in accordance with the procedures set forth herein and in the Escrow Agreement or (y) the Shareholders’ Representative shall have delivered notice of its disagreement as to the amount of any indemnification requested by the Parent Indemnified Party from the Escrow Fund and either (i) the Shareholders’ Representative and the Parent Indemnified Party shall have, subsequent to the giving of such notice, mutually agreed that the Parent Indemnified Party is entitled to indemnification from the Escrow Fund for a specified amount and shall have so jointly notified the Escrow Agent or (ii) a final judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by the Parent Indemnified Party for indemnification from the Escrow Fund, and the Escrow Agent shall have received, in the case of clause (i) above, joint written instructions from the Shareholders’ Representative and the Parent Indemnified Party or, in the case of clause (ii) above, a copy of the final judgment of the court and written instructions from the Parent Indemnified Party, the Escrow Agent shall deliver to the Parent Indemnified Party funds from the Escrow Fund in respect of any amount determined to be owed to the Parent Indemnified Party under this Section in accordance with the Escrow Agreement.

     (e) Except as provided in Section 10.02(j), the Parent Indemnified Parties shall not be entitled to recover under this Section 10.02 with respect to any misrepresentation or breach of representations and warranties, unless the aggregate amount of Damages arising out of all such misrepresentations or breaches of representations and warranties exceeds $500,000 (the “Deductible”), and then only to extent of such excess; provided that any Damages arising out of (i) the representations and warranties set forth in Sections 4.27 and 4.28 and (ii) the matter described in Schedule 10.02(a) shall in each case not be subject to the Deductible (and shall not be considered for purposes of determining whether Damages arising out of any other representations and warranties exceed the Deductible) and shall be recoverable from the first dollar.

     (f) The Indemnifying Party shall not be liable under this Section 10.02 for incidental, indirect or consequential Damages, or any lost profits or diminution in value.

     (g) The amount of any Damages payable under this Section 10.02 to any Parent Indemnified Party shall be reduced by any amounts actually recovered by such Parent Indemnified Party under applicable insurance policies, net of (i) any expenses incurred by such Parent Indemnified Party in collecting such amount and (ii) the present value of any increase in applicable insurance premiums that such Parent Indemnified Party reasonably expects to incur as a result of the claim or claims that resulted in such recovery (the “Premium Offset”). If any Parent Indemnified Party receives any amounts under applicable insurance policies subsequent to an indemnification payment by the Indemnifying Party, then such Parent Indemnifying Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing the indemnification payment up to the amount received by the Parent Indemnified Party, net of (i) any expenses incurred by such Parent Indemnified Party in collecting such amount and (ii) any Premium Offset. Each Parent Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage for any Damages payable under this Section 10.02.

     (h) In the event Parent becomes aware of a third-party claim that Parent believes may result in an indemnification claim against the Escrow Fund by or on behalf of an Parent Indemnified Party, Parent shall promptly notify the Shareholders’ Representative of such third-party claim. Parent shall have the right in its sole discretion to conduct the defense of and to settle any such claim and the costs and expenses incurred by Parent in connection with such defense or settlement shall be included in the Damages for which any Parent Indemnified Party may seek indemnification pursuant to a claim made hereunder. The Shareholders’ Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Parent Indemnified Party and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. Notwithstanding anything to the contrary set forth herein, except with the consent of the Shareholders’ Representative, no settlement of any such claim with any third-party claimant shall in and of itself be determinative of the existence of any right to indemnification hereunder or the existence or amount of Damages relating to such matter. In the event that the Shareholders’ Representative has consented to any such settlement, neither the Shareholders’ Representative nor any former shareholders of the Company shall be entitled to object under any other provision of this Article 10 to the amount of any claim by or on behalf of any Parent Indemnified Party against the Escrow Fund for indemnity with respect to such settlement.

     (i) The representations and warranties (as modified by the Company Disclosure Schedule) and the covenants and agreements of the Company, and the rights and remedies that may be exercised by the Parent Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, and Parent Indemnified Party.

     (j) The indemnification provided by this Article shall be the sole and exclusive remedy available to Parent and Merger Subsidiary after the Effective Time for any claim related to this Agreement or the transactions contemplated hereby, except with respect to claims arising out of fraud, criminal activity or the willful breach of covenants by a party hereto, which shall not be subject to the Deductible and shall be recoverable from the first dollar.

     Section 10.03. Shareholders’ Representative. (a) Effective upon and by virtue of the vote of the holders of Company Stock approving and adopting this Agreement and the Merger, and without any further act of any of the holders of the Company Stock, the Shareholders’ Representative shall be hereby appointed as the representative of the holders of Company Stock and as the attorney-in-fact and agent for and on behalf of each holder of Company Stock solely with respect to (i) any claims by any Parent Indemnified Party against the Escrow Fund under Articles 2 and 10 of this Agreement and (ii) any amendments to the Escrow Agreement; provided, however, that any amendment of the Escrow Agreement that shall adversely affect the rights or obligations of any shareholder under the Escrow Agreement (other than any change affecting all holders of Company Stock similarly) shall require the prior written consent of such adversely affected shareholder. The Shareholders’ Representative hereby accepts such appointment. The Shareholders’ Representative shall have the authority to take any and all actions and make any decisions required or permitted to be taken by the Shareholders’ Representative under the Escrow Agreement and this Agreement, including the exercise of the power to (i) agree to, negotiate, enter into settlements and compromises of, commence any suit, action or proceeding, and comply with orders of courts with respect to, claims by any Parent Indemnified Party against the Escrow Fund under Articles 2 and 10 of this Agreement, (ii) litigate, resolve, settle or compromise any dispute that may arise pursuant to Section 5 of the Escrow Agreement, and (iii) take all actions necessary in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing. The Shareholders’ Representative will have sole authority and power to act on behalf of each former shareholder of the Company with respect to the disposition, settlement or other handling of all claims against the Escrow Fund under this Agreement and all related rights or obligations of the former shareholders of the Company arising under this Agreement. The Shareholders’ Representative will also have sole authority and power to act on behalf of each former shareholder of the Company with respect to any amendments to the Escrow Agreement. The Shareholders’ Representative shall use commercially reasonable efforts, based on contact information available to the Shareholders’ Representative, to keep the former shareholders of the Company reasonably informed with respect to actions of the Shareholders’ Representative pursuant to the authority granted the Shareholders’ Representative under this Agreement. Each former shareholder of the Company shall promptly provide written notice to the Shareholders’ Representative of any change of address of such shareholder.

     (b) In all matters relating to the disposition, settlement or other handling of claims against the Escrow Fund under this Agreement or any amendments to the Escrow Agreement, the Shareholders’ Representative (or his or her successor) shall be the only party entitled to assert the rights of the former shareholders of the Company. A decision, act, consent or instruction of the Shareholders’ Representative hereunder shall constitute a decision, act, consent or instruction of all former holders of Company Stock and shall be final, binding and conclusive upon each of such shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of each and every such holder of Company Stock. The Escrow Agent and Parent shall be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Representative.

     (c) The Shareholders’ Representative shall have the right to recover from the Escrow Fund, prior to any distribution to the holders of Company Stock (but after any disbursement from the Escrow Fund to the Escrow Agent pursuant to terms and conditions of the Escrow Agreement), the Shareholders’ Representative’s reasonable out-of-pocket expenses incurred in serving in that capacity (the “Shareholders’ Representative’s Expenses”). In the event the Escrow Property is insufficient to satisfy the Shareholders’ Representative’s Expenses, then each holder of Company Stock will be obligated to pay a percentage of the Shareholders’ Representative’s Expenses in excess of the Escrow Fund proportionate to that holder’s Escrow Holdback.

     (d) The Shareholders’ Representative will incur no liability with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Shareholders’ Representative to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own gross negligence, bad faith or willful misconduct. In all questions arising under this Agreement or the Escrow Agreement, the Shareholders’ Representative may rely on the advice of outside counsel, and the Shareholders’ Representative will not be liable to anyone for anything done, omitted or suffered in good faith by the Shareholders’ Representative based on such advice.

     (e) The holders of Company Stock shall severally but not jointly indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct, to the extent permitted by applicable law, on the part of the Shareholders’

Representative and arising out of or in connection with the acceptance or administration of the Shareholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders’ Representative.

     (f) At any time during the term of the Escrow Agreement, a majority-in-interest of holders of any amounts then held in the Escrow Fund may, by written consent, appoint a new representative as the Shareholders’ Representative. Notice together with a copy of the written consent appointing such new representative and bearing the signatures of holders of a majority-in-interest of those holders must be delivered to Parent and the Escrow Agent not less than ten (10) calendar days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Escrow Agent.

     (g) In the event that the Shareholders’ Representative becomes unable or unwilling to continue in his or its capacity as Shareholders’ Representative, or if the Shareholders’ Representative resigns as a Shareholders’ Representative, a majority-in-interest of the holders of any amounts then held in the Escrow Fund may, by written consent, appoint a new representative as the Shareholders’ Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of the holders of a majority-in-interest of such holders must be delivered to Parent and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Escrow Agent.

ARTICLE 11
TERMINATION

     Section 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

     (a) by mutual written agreement of the Company and Parent;

     (b) by either the Company or Parent, if:

     (i) there shall be any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Merger Subsidiary, Company or Parent from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable;

     (ii) there shall be a statute, rule or regulation enacted, enforced or deemed applicable to the Merger by a Governmental Authority of competent jurisdiction that makes the consummation of the Merger illegal;

     (iii) the Closing has not occurred by 5:00 P.M., California time, on October 31, 2005 (the “End Date”), or such later date as the Company and Parent may agree in writing, provided, however, that the right to terminate this Agreement under this Section 11.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

     (iv) this Agreement shall not have been approved and adopted in accordance with California Law by the Company’s shareholders at the Company Shareholder Meeting (or any adjournment thereof);

     (c) by Parent, if as permitted by Section 6.03(b)(iii), the Board of Directors of the Company shall have effected a Change of Recommendation, or shall have failed to call the Company Shareholder Meeting in accordance with Section 6.02;

     (d) by Parent, if (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02 not to be satisfied, and such condition is incapable of being satisfied by the End Date, or (ii) the Company shall have willfully and materially breached its obligations under Sections 6.02 or 6.03;

     (e) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03 not to be satisfied, and such condition is incapable of being satisfied by the End Date.

     (f) by the Company, prior to entering into a definitive agreement with respect to a Superior Proposal, provided that (i) the Company has not breached and is not then in breach of the terms of Section 6.03 hereof, (ii) subject to the terms of this Agreement, the board of directors of the Company has authorized the Company to enter into a definitive agreement for a transaction that constitutes a Superior Proposal, (iii) the Company has notified Parent in writing that the Company has received an Acquisition Proposal that constitutes a Superior Proposal and intends to enter into a definitive agreement with respect to such Superior Proposal, which notice shall include the most current version of such definitive agreement and the identity of the person making such Superior Proposal, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (iv) Parent does not make, within five (5) business days after receipt of the Company’s written notice of its intention to enter into a definitive agreement with respect to such Superior Proposal, an offer that the board of directors of the Company reasonably determines in good faith, after consultation with its financial advisor and outside legal counsel, is at least as favorable to Company’s stockholders as such Superior Proposal, and (v) concurrently with the termination of this Agreement, the Company pays to Parent the fee set forth in Section 12.03(b) hereof and enters into a definitive agreement with respect to such Superior Proposal.

     The party desiring to terminate this Agreement pursuant to this Section 10.01 shall give written notice of such termination to the other party.

     Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, nothing herein shall relieve any party from liability for willful or intentional breach of this Agreement. The provisions of Section 8.03, Section 8.07, Section 12.01, Section 12.03, Section 12.05, Section 12.06 and Section 12.07 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12
MISCELLANEOUS

     Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given or made (and shall deemed to have been duly given or made upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram, telex or courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.01):

if to Parent or Merger Subsidiary, to:

Affymetrix, Inc.
3380 Central Expressway
Santa Clara, California 950951
Fax: 408-731-5441
Attention: General Counsel

with a copy to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Fax: 650-752-2111
Attention: Martin A. Wellington

if to the Company, to:

ParAllele BioScience, Inc.
7300 Shoreline Court
South San Francisco, California 94080
Fax: (650) 228-7437
Attention: Thomas D. Willis

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
One Market, Spear Tower, Suite 3300
San Francisco, California 94105
Fax: (415) 947-2099
Attention: Michael S. Ringler

if to the Shareholders’ Representative, to:

Jonathan MacQuitty
Abingworth Management Inc.
3000 Sand Hill Road
Building 4, Suite 135
Menlo Park, California 94025
Fax: (650) 926-9782

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     Section 12.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the shareholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the shares of Company Stock.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 12.03. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) If this Agreement is terminated by Parent or the Company pursuant to Section 11.01(b)(iii), Section 11.01(b)(iv) or Section 11.01(c), or by the Company pursuant to Section 11.01(f), the Company shall promptly, but in no event later than two days after the date of such termination (or, in the case of a termination of this Agreement pursuant to Section 11.01(b)(iii) or Section 11.01(b)(iv), two days after the date of the event referred to in clause (ii) below), pay Parent (by wire transfer of immediately available funds), a fee equal to the sum of $6,000,000; provided that in the case of termination of this Agreement pursuant to Section 11.01(b)(iii) or Section 11.01(b)(iv) such payment shall be made only if (i) following the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal was publicly made or became known to the Company shareholders prior to the Company Shareholders Meeting and such Acquisition Proposal was not withdrawn prior to such termination and (ii) within 12 months following the termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or the Company enters into an agreement providing for a Company Acquisition and such Company Acquisition is later consummated with the Person (or another Person controlling, controlled by, or under common control with, such Person) with whom such agreement was entered into (regardless of when such consummation occurs if the Company has entered into such agreement within such 12 month period).

     “Company Acquisition” means any of the following transactions (other than the transactions contemplated by this Agreement: (i) the Company merges with or into, or is acquired, directly or indirectly, by merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, by, a Third Party; (B) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company; (C) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Company capital stock; or (D) the Company adopts or implements a recapitalization or share repurchase relating to more than 50% of the outstanding shares of Company capital stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the Company.

     (c) The Company acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

     Section 12.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

     Section 12.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law rules of such state.

     Section 12.06. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the Northern District of the State of California or any California state court located in Santa Clara County, California, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

     Section 12.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 12.08. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This

Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as set forth in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     Section 12.09. Entire Agreement. This Agreement, the Letter Agreement, each Voting and Lockup Agreement, each Non-Competition and Non-Solicitation Agreement, the Escrow Agreement and each other agreement entered into between Parent and the Company contemporaneously with the execution of this Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 12.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     Section 12.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 12.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the Northern District of the State of California or any California state court located in Santa Clara County, California, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

PARALLELE BIOSCIENCE, INC.

By:

Name:
Title:

AFFYMETRIX, INC.

By:

Name:
Title:

PINECONE ACQUISITION, INC.

By:

Name:
Title:

JONATHAN MACQUITTYB

By:

Name:
Title:

[SIGNATURE PAGE TO MERGER AGREEMENT]